                                                                       EXHIBIT 1


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                          AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG


                    THE FIRST AMERICAN FINANCIAL CORPORATION,


                           PEA SOUP ACQUISITION CORP.,


                                       AND


                           NATIONAL INFORMATION GROUP


                          Dated as of November 17, 1998


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                          AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER, dated as of November 17, 1998 (this "Agreement"), by and among The First American Financial Corporation, a California corporation ("FAFCO"), Pea Soup Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of FAFCO ("FAFCOSUB") and National Information Group, a California corporation (the "Company").

                              W I T N E S S E T H:

               WHEREAS, the Boards of Directors of FAFCO, FAFCOSUB and the Company have each determined that it is in the best interests of their respective companies and the shareholders of their respective companies that the Company and FAFCOSUB combine into a single company through the statutory merger of FAFCOSUB with and into the Company (the "Merger") and, in furtherance thereof, have approved the Merger;

               WHEREAS, pursuant to the Merger, among other things, the outstanding common shares of the Company, no par value (each whole common share of the Company, a "Company Common Share"), shall be converted into Common shares, par value $1.00, of FAFCO (each whole Common share of FAFCO, a "FAFCO Common Share"), at the rate set forth herein;

               WHEREAS, the Parties (as defined below) intend to cause the Merger to be accounted for as a pooling of interests under APB Opinion No. 16, Staff Accounting Series Releases 130, 135 and 146 and Staff Accounting Bulletins Topic Two (Business Combinations) (the "Pooling Rules");

               WHEREAS, the Parties (as defined below) desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

               WHEREAS, in order to effectuate and facilitate the Merger, each Party has independently determined that its in its best interest to enter into this Agreement and to consummate the transactions contemplated hereby;

               NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:



                                    SECTION 1

                               DEFINITIONS AND INTERPRETATIONS

               1.1 Defined Terms. In this Agreement the following words and expressions shall have the following meanings (such meaning to be equally applicable to both the singular and plural forms of the terms defined):

               "Access Agreement" shall have the meaning provided in Section 5.2(a);

               "Agreement" shall have the meaning provided in the introductory paragraph hereto;

               "Agreement of Merger" shall mean the Agreement of Merger in the form attached hereto as Exhibit A;

               "Antitrust Division" shall mean the Antitrust Division of the Department of Justice;

               "Articles of Incorporation" shall have the meaning provided in
Section 2.7;

               "Business Day" shall mean any day, excluding Saturday, Sunday or any day which shall be a legal holiday in the State of California;

               "By-Laws" shall have the meaning provided in Section 2.8;

               "California Code" shall mean the California Corporations Code;

               "Closing" shall have the meaning provided in Section 2.11;

               "Closing Date" shall have the meaning provided in Section 2.11;

               "Code" shall have the meaning provided in Section 3.19(a);

               "Company" shall have the meaning provided in the introductory paragraph hereto;

               "Company Balance Sheet" shall mean the balance sheet of the Company included in the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1998;

               "Company Balance Sheet Date" shall mean December 31, 1997;

               "Company Common Certificate" shall have the meaning provided in
Section 2.4(a);

               "Company Common Share" shall have the meaning provided in the second WHEREAS clause;

               "Company Confidentiality Agreement" shall mean that certain Confidentiality and Nondisclosure Agreement, dated July 31, 1998, by and between First American Real Estate Information Services, Inc. and the Company;

               "Company Financial Statements" shall have the meaning provided in
Section 3.5;

               "Company SEC Reports" shall have the meaning provided in Section 3.5;

               "Company Shareholder Meeting" shall have the meaning provided in
Section 8.1(b);

               "Company Stock Rights" shall have the meaning provided in Section 2.6(a);

               "Delaware Code" shall mean the Delaware General Corporation Law;

               "Director Option Plan" shall mean the National Information Group 1991 Director Option Plan;

               "Dissenting Shareholders" shall have the meaning provided in
Section 2.3;

               "Effective Time" shall have the meaning provided in Section
2.1(b);

               "Employee Benefit Plans" shall have the meaning provided in
Section 3.19(a);

               "Entity" shall mean any Person that is not a natural Person;

               "ERISA" shall have the meaning provided in Section 3.19(a);

               "Excepted Shares" shall mean (i) any Company Common Shares which are held by any Subsidiary of the Company or which are held, directly or indirectly, by FAFCO or any direct or indirect subsidiary of FAFCO (including FAFCOSUB) and (ii) Company Common Shares held by Dissenting Shareholders;

               "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended;

               "Exchange Agent" shall have the meaning provided in Section
2.4(a);

               "Exchange Ratio" shall have the meaning provided in Section
2.2(a);

               "FAFCO" shall have the meaning provided in the introductory paragraph hereto;

               "FAFCO Common Certificates" shall have the meaning provided in
Section 2.4(a);

               "FAFCO Common Shares" shall have the meaning provided in the second WHEREAS clause;

               "FAFCO Confidentiality Agreement" shall mean that certain Confidentiality and Nondisclosure Agreement, dated November 9, 1998, by and between FAFCO and the Company;

               "FAFCO SEC Reports" shall have the meaning provided in Section
4.7;

               "FAFCOSUB" shall have the meaning provided in the introductory paragraph hereto;

               "FAFCOSUB Common Shares" shall mean the common shares, no par value, of Pea Soup Acquisition Corp.;

               "FTC" shall mean the Federal Trade Commission;

               "Governmental Entities" shall mean the appropriate legislative, executive, judicial, Federal, state and local governmental or regulatory agencies and authorities in the United States or any other jurisdiction;

               "Great Pacific" shall have the meaning provided in Section
3.33(a);

               "HSR Act" shall have the meaning provided in Section 3.22;

               "Indemnified Parties" shall have the meaning provided in Section 8.4(a);

               "Insurance Approvals" shall have the meaning provided in Section 3.22;

               "Intellectual Property" shall mean all domestic and foreign patents, patent applications, registered and unregistered trade marks and service marks, registered and unregistered copyrights, computer programs, databases, trade secrets and proprietary information;

               "IRS" shall have the meaning provided in Section 3.19(f);

               "Licenses" shall have the meaning provided in Section 3.17;

               "Material Adverse Effect" shall mean, with respect to any Person, a material adverse effect on (i) the validity or enforceability of this Agreement, (ii) the ability of such Person to perform its obligations under this Agreement, (iii) the business, assets, condition or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that any adverse change, event or effect that is proximately caused by (a) conditions affecting the United States economy generally or the economy of the regions in which such Person and its Subsidiaries, taken as a whole, conducts a material part of its business, (b) by conditions affecting the industries in which such Person and its Subsidiaries compete or (c) by the announcement of the Merger or by virtue of this Agreement, including without limitation, compliance by such Person with its covenants hereunder, shall not be taken into account in determining whether there has been a Material Adverse Effect;

               "Merger" shall have the meaning provided in the first WHEREAS clause;

               "Merger Consideration" shall mean the FAFCO Common Shares and any cash in lieu of fractional FAFCO Common Shares receivable by each shareholder of the Company pursuant to Section 2.2(a) and 2.2(b), respectively;

               "Merger Documents" shall mean those documents required to be filed with the California Secretary of State in accordance with Section 1103 of the California Code;

               "New Stock Rights" shall have the meaning provided in Section 2.6(a);

               "NASD" shall mean the National Association of Securities Dealers, Inc. (or any successor thereto);

               "NYSE" shall mean the New York Stock Exchange;

               "Party" or "Parties" shall mean each of FAFCO, FAFCOSUB and the Company, or all of them, as the case may be;

               "Permitted Liens" shall have the meaning provided in Section 3.7;

               "Person" shall mean and include any individual, partnership, joint venture, association, joint stock company, corporation, trust, limited liability company, unincorporated organization, a group and a government or other department, agency or political subdivision thereof;

               "Pooling Letter" shall have the meaning provided in Section
6.2(g);

               "Pooling Rules" shall have the meaning provided in the third WHEREAS clause;

               "Pre-Closing Period" shall have the meaning provided in Section 3.13(b);

               "Proxy Statement/Prospectus" shall have the meaning provided in
Section 7.1(a);

               "Registration Statement" shall have the meaning provided in
Section 7.1(a);

               "Reinsurance Agreement" or "Reinsurance Agreements" shall have the meaning provided in Section 3.33(b);

               "Returns" shall have the meaning provided in Section 3.13(a);

               "Rule 145" shall have the meaning provided in Section 8.6;

               "Rule 145 Letter" shall have the meaning provided in Section 6.2(g);

               "SAP" shall mean, with respect to Great Pacific, the statutory accounting procedures or practices prescribed or permitted by the Insurance Commissioner of the State of California, the Department of Insurance of the State of California and insurance departments of other states and Washington, D.C. or any applicable insurance commission or other Governmental Entity having such authority over Great Pacific;

               "Schedule Certificate" shall mean a certificate from the Chief Executive Officer of the Company, delivered on a Business Day to FAFCO and FAFCOSUB (and a copy properly delivered to White & Case LLP) pursuant to Section 11.6, and dated and signed by the Chief Executive Officer of the Company on such Business Day, setting forth the Schedules delivered by the Company under this Agreement and certifying that all Schedules to be delivered by the Company under this Agreement have been so delivered;

            "SEC" shall mean the Securities and Exchange Commission;

               "Securities Act" shall mean the Securities Act of 1933, as amended;

               "Stock Plans" shall have the meaning provided in Section 2.6(a);

               "Subsidiary" shall mean, with respect to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any Entity (other than a corporation) in which such Person and/or one more Subsidiaries of such Person has more than a 50% equity interest at the time or otherwise controls the management and affairs of such Entity (including the power to veto any material act or decision);

               "Surviving Corporation" shall have the meaning provided in
Section 2.1(a);

               "Takeover Proposal" shall mean any tender or exchange offer, or proposal, other than a proposal by FAFCO or any of its affiliates, for a merger, share exchange or other business combination involving the Company or any of its Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in the Company or any of its Subsidiaries or a substantial portion of the assets of the Company or any of its Subsidiaries;

               "Takeover Statute" shall mean any "fair price," "moratorium," "control share acquisition," or other similar antitakeover statute or regulation enacted under state or federal laws in the United States;

               "Taxes" shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges, including, without limitation, all Federal, state, local, foreign and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person or other Entity;

               "Trading Day" shall mean a day on which the New York Stock Exchange is open for at least one-half of its normal business hours;

               "US GAAP" shall mean United States generally accepted accounting principles applied on a consistent basis;

               "VEBAs" shall have the meaning provided in Section 3.19(a); and

               "Year 2000 Issues" shall have the meaning provided in Section
3.15.

               1.2 Principles of Construction.

               (a) All references to Sections, subsections, Schedules and Exhibits are to Sections, subsections, Schedules and Exhibits in or to this Agreement unless otherwise specified. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term "including" is not limiting and means "including without limitation."

               (b) All accounting terms not specifically defined herein shall be construed in accordance with US GAAP.

               (c) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding"; and the word "through" means "to and including."

               (d) The Table of Contents hereto and the Section headings herein are for convenience only and shall not affect the construction hereof.

               (e) This Agreement is the result of negotiations among and has been reviewed by each Party's counsel. Accordingly, this Agreement shall not be construed against any Party merely because of such Party's involvement in its preparation.

               (f) The Schedules referred to herein are incorporated herein by reference. The Parties acknowledge and agree that notwithstanding the delivery date of each such Schedule and the date of the Schedule Certificate, each such Schedule shall be construed to refer to the subject matter it contains as of the date of this Agreement.

                                    SECTION 2
                         THE MERGER AND RELATED MATTERS

               2.1 The Merger.

               (a) At the Effective Time, and subject to and upon the terms and conditions of this Agreement, the Agreement of Merger and the applicable provisions of the California Code, FAFCOSUB shall be merged with and into the Company and the separate corporate existence of FAFCOSUB shall cease, and the Company shall continue as the surviving corporation under the laws of the State of California (the "Surviving Corporation").

               (b) The Merger shall become effective when (i) each of the conditions set forth in Section 6 has been satisfied or waived by the appropriate Party or Parties, (ii) the Agreement of Merger, executed in accordance with the applicable provisions of the Delaware Code, is filed with and approved by the Secretary of State of Delaware and (iii) the Agreement of Merger, executed in accordance with the relevant provisions of the California Code, is filed with and approved by the California Secretary of State (the time of such latter filing, the "Effective Time").

               (c) From and after the Effective Time, the Merger shall have the effects provided for in Section 1107 of the California Code.

               2.2 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of FAFCO, FAFCOSUB, the Company or any of their respective shareholders:

               (a) Each Company Common Share then issued and outstanding, other than Excepted Shares, shall be converted into the right to receive sixty-seven hundredths (0.67) of a FAFCO Common Share (the "Exchange Ratio"). All such Company Common Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and each holder of a Company Common Certificate representing any such Company Common Shares shall cease to have any rights with respect thereto, other than its right to receive FAFCO Common Shares and cash in lieu of fractional FAFCO Common Shares;

               (b) No fraction of a FAFCO Common Share will be issued, but in lieu thereof each holder of Company Common Shares who would otherwise be entitled to receive a fraction of a FAFCO Common Share shall receive from FAFCO an amount of cash (rounded to the nearest whole cent) equal to the product of
(i) such fraction and (ii) the average closing price of a FAFCO Common Share, as reported on the New York Stock Exchange, for the ten Trading Days ending on the Trading Day that is two Trading Days prior to the Effective Time;

               (c) Excepted Shares shall be canceled and retired without any conversion thereof and shall not receive any cash payment with respect to a fractional share;

               (d) The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend, reorganization, recapitalization or other like change with respect to FAFCO Common Shares or Company Common Shares occurring after the date hereof and prior to the Effective Time; and

               (e) Each FAFCOSUB Common Share shall be converted into one common share, no par value, of the Surviving Corporation.

               2.3 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, but only to the extent required by California law, Company Common Shares issued and outstanding immediately prior to the Effective Time and held by holders of Company Common Shares that (a) represent in the aggregate 5% or more of the issued and outstanding Company Common Shares, (b) were not voted in favor of the Merger and (c) whose holders comply with the provisions of Chapter 13 of the California Code concerning the right of holders of Company Common Shares to dissent from the Merger and require appraisal of their Company Common Shares ("Dissenting Shareholders"), shall not be converted into or represent the right to receive the Merger Consideration but shall become the right to receive such consideration as may be determined to be due such Dissenting Shareholder pursuant to the law of the State of California. From and after the Effective Time, Dissenting Shareholders shall not have and shall not be entitled to exercise any of the voting rights or other rights of a shareholder of the Surviving Corporation. If any Dissenting Shareholder shall fail to assert or perfect, or shall waive, rescind, withdraw or otherwise lose, such holder's right to dissent and obtain payment under Chapter 13 of the California Code, then such Company Common Shares shall automatically be converted into and represent only the right to receive (upon surrender of a Company Common Certificate previously representing such Company Common Shares) FAFCO Common Shares in accordance with Section 2.2(a) (and cash in lieu of any fractional share in accordance with Section 2.2(b)).

The Company shall give FAFCO and FAFCOSUB (i) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other related instruments received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. The Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of FAFCO, settle or offer to settle any demand for appraisal.

               2.4 Surrender of Certificates.

               (a) Exchange of Company Common Certificates. At or prior to the Effective Time, or as soon as practicable thereafter, FAFCO, through such reasonable procedures as FAFCO and the Company mutually agree, shall deposit with the First American Trust Company (the "Exchange Agent") in trust for the holders of certificates which immediately prior to the Effective Time represented Company Common Shares (each such certificate a "Company Common Certificate"), and each such holder will be entitled to receive, upon surrender of one or more Company Common Certificates to the Exchange Agent in the manner set forth in subsection (b) below, (i) certificates representing the FAFCO Common Shares (the "FAFCO Common Certificates") into which the Company Common Shares represented by such Company Common Certificates were converted in the Merger and (ii) cash in an amount sufficient to permit payment of cash in lieu of fractions of shares pursuant to Section 2.2(b). The Exchange Agent shall invest any such cash deposited with it as directed by FAFCO, on a daily basis. Any interest and other income resulting from such investments shall be paid to FAFCO.

               (b) Exchange Procedures. Promptly after the Effective Time, the Exchange Agent shall mail to each record holder of a Company Common Certificate:
(i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Company Common Certificates shall pass, only upon receipt of the Company Common Certificates by the Exchange Agent and shall otherwise be in such form and have such other provisions as FAFCO shall reasonably specify) and (ii) instructions for use in effecting the surrender of the Company Common Certificates in exchange for FAFCO Common Certificates (and cash in lieu of fractional shares). Upon surrender to the Exchange Agent of a Company Common Certificate, together with such letter of transmittal properly completed and duly executed, together with any other required documents, the holder of such Company Common Certificate shall be entitled to receive in exchange therefor the Merger Consideration payable in respect of the Company Common Shares formerly represented by such Company Common Certificate and such Company Common Certificate shall forthwith be canceled. Until so surrendered, each Company Common Certificate shall be deemed, for all corporate purposes, to evidence only the right to receive upon such surrender the Merger Consideration deliverable in respect thereof to which such Person is entitled pursuant to this Section 2.

               No dividends or other distributions with respect to FAFCO Common Shares with a record date after the Effective Time will be paid to the holder of any unsurrendered Company Common Certificate with respect to the FAFCO Common Shares represented thereby until the holder of record of such Company Common Certificate surrenders such Company Common Certificate. Subject to applicable law, following the surrender of any such Company Common Certificate, there shall be paid to the record holder of the FAFCO Common Certificates issued in exchange thereof, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this paragraph) with respect to the shares represented by such FAFCO Common Certificates.

               (c) Registration Name on Certificates. If the Merger Consideration (or any portion thereof) is to be delivered to a Person other than the Person in whose name the Company Common Certificate surrendered in exchange therefor is registered, it shall be a condition to the payment of the Merger Consideration that the Company Common Certificates so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer, that such transfer otherwise be proper and that the Person requesting such transfer pay any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of FAFCO that such taxes have been paid or are not required to be paid.

               (d) Unavailable Certificates. In the event any Company Common Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Section 2, provided that the Surviving Corporation may require the Person to whom the Merger Consideration is paid, as a condition precedent to the payment thereof, to give the Surviving Corporation a bond in such sum as is customary or otherwise indemnify the Surviving Corporation in a manner satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Company Common Certificate claimed to have been lost, stolen or destroyed.

               (e) Merger Not Consummated. In the event the Merger is not consummated for any reason, FAFCO and the Company shall promptly direct the Exchange Agent to return promptly to (i) each Person who deposited a Company Common Certificate and any other agreements or instruments tendered to the Exchange Agent by such Person, such Company Common Certificate and other agreements or instruments and (ii) FAFCO, the Merger Consideration.

               (f) Escheat Laws. Notwithstanding any provisions of this Section 2 to the contrary, neither FAFCO nor the Surviving Corporation shall be liable to any holder of the Company Common Certificates formerly representing Company Common Shares for any property properly delivered or amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

               2.5 No Further Rights of Transfers. At and after the Effective Time, each holder of a Company Common Certificate shall cease to have any rights as a shareholder of the Company, except for, in the case of a holder of a Company Common Certificate (other than Excepted Shares), the right to surrender his or her Company Common Certificate in exchange for the Merger Consideration or, in the case of a Dissenting Shareholder, to perfect his or her right to receive payment for his or her shares pursuant to California law if such holder has validly perfected and not withdrawn his or her right to receive payment for his or her shares, and no transfer of Company Common Shares shall be made on the stock transfer books of the Surviving Corporation. Company Common Certificates presented to the Surviving Corporation after the Effective Time shall be canceled and exchanged as provided in this Section 2. At the close of business on the day of the Effective Time the stock ledger of the Company with respect to the Company Common Shares shall be closed.

               2.6 Stock Option and Other Plans.

               (a) Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof) and the Board of Directors of FAFCO (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary to provide that effective at the Effective Time

               (i) all the outstanding stock options, stock appreciation rights, limited stock appreciation rights, performance units and stock purchase rights (the "Company Stock Rights") heretofore granted under any stock option, performance unit or similar plan, agreement and arrangement of the Company and its Subsidiaries, except for the Director Option Plan (the "Stock Plans"), shall be assumed by FAFCO and converted automatically into options to purchase FAFCO Common Shares (collectively, "New Stock Rights") in an amount and, if applicable, at an exercise price determined as provided below:

                      (A) The number of FAFCO Common Shares to be subject to
               each New Stock Right shall be equal to the product of (x) the number of Company Common Shares remaining subject (as of immediately prior to the Effective Time) to the original Company Stock Right and (y) the Exchange Ratio, provided that any fractional FAFCO Common Shares resulting from such multiplication shall be rounded down to the nearest share; and

                      (B) The exercise price per FAFCO Common Share under each
               New Stock Right shall be equal to the exercise price per Company Common Share under the original Company Stock Right divided by the Exchange Ratio, provided that such exercise price shall be rounded down to the nearest cent; and

               (ii) each restricted Stock Purchase Agreement and Joint Escrow Instructions to which the Company is a party pursuant to the Company's 1986 Stock Option Plan shall be assumed by FAFCO, and the Company Common Shares subject to each such Agreement and Instructions shall be converted automatically into FAFCO Common Shares, pursuant to Section
        2.2 hereof.

After the Effective Time, each New Stock Right shall be exercisable and shall vest upon the same terms and conditions as were applicable to the related Company Stock Right immediately prior to the Effective Time (except that with regard to such New Stock Right, any references to the Company shall be deemed, as appropriate, to include FAFCO).

               (b) The Board of Directors of the Company shall take all actions necessary to assure that all Persons holding outstanding options heretofore granted under the Director Option Plan shall have been notified in accordance with such plan at least ten (10) days prior to the Closing.

               (c) The Company shall take all actions so that following the Effective Time no holder of a Company Stock Right or a stock option under the Director Option Plan or any participant in any Stock Plans or the Director Option Plan shall have any right thereunder to acquire capital stock of the Company or the Surviving Corporation. The Company will take all actions so that, as of the Effective Time, neither the Company nor the Surviving Corporation or any of their respective Subsidiaries is or will be bound by any Company Stock Rights, stock options under the Director Option Plan, other options, warrants, rights or agreements which would entitle any person, other than FAFCOSUB or its affiliates, to own any capital stock of the Company, the Surviving Corporation or any of their respective subsidiaries or to receive any payment in respect thereof, except as otherwise provided herein.

               (d) FAFCO agrees that it shall take all action necessary, on or prior to the Effective Time, to authorize and reserve a number of FAFCO Common Shares sufficient for issuance upon exercise of options as contemplated by this
Section 2.6.

               (e) Unless at the Effective Time the New Stock Rights are registered pursuant to an effective FAFCO registration statement, as soon as practicable following the Effective Time, FAFCO shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of FAFCO Common Shares equal to the number of shares subject to the New Stock Rights. Any such registration statement shall be kept effective (and the current status of the initial offering prospectus or prospectuses required thereby shall be maintained) for at least as long as any New Stock Right remains outstanding.

               2.7 Articles of Incorporation of the Surviving Corporation. The articles of incorporation of the Company, as in effect immediately prior to the Effective Time and attached hereto as Exhibit B, shall be the articles of incorporation of the Surviving Corporation and thereafter shall continue to be its articles of incorporation (the "Articles of Incorporation") until amended as provided therein and under the California Code.

               2.8 By-Laws of the Surviving Corporation. The by-laws of the Company, as in effect immediately prior to the Effective Time and attached hereto as Exhibit C, shall be the by-laws of the Surviving Corporation and thereafter shall continue to be its by-laws (the "ByLaws") until amended as provided therein and under the Articles of Incorporation and the California Code.

               2.9 Directors and Officers of the Surviving Corporation. At the Effective Time, the directors of FAFCOSUB immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the Articles of Incorporation and By-Laws, until their respective successors shall be duly elected or appointed and qualified. At the Effective Time, the officers of the Company immediately prior to the Effective Time shall, subject to the applicable provisions of the Articles of Incorporation and By-Laws, be the officers of the Surviving Corporation until their respective successors shall be duly elected or appointed and qualified.

               2.10 Accounting Consequences. The Parties intend that the Merger shall qualify for accounting treatment as a pooling of interests under APB Opinion No. 16, Staff Accounting Series Releases 130, 135 and 146 and Staff Accounting Bulletins Topic Two

(Business Combinations) and agree to take such actions as may reasonably be necessary or desirable to carry out the intentions of this Section 2.10.

               2.11 Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of White & Case LLP, 633 West Fifth Street, Suite 1900, Los Angeles, California, twelve (12) days after the last of the conditions set forth in Section 6 hereof is fulfilled or waived (subject to applicable law) or at such other time and place and on such other date as FAFCO and the Company shall mutually agree (the "Closing Date").



                                    SECTION 3
                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

               The Company represents, warrants and agrees to FAFCO and FAFCOSUB as follows:

               3.1 Existence and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed to conduct its business, and is in good standing in each jurisdiction listed on Schedule 3.1, which are the only jurisdictions in which the character or location of the property owned, leased or operated by the Company or the nature of the business conducted by the Company makes such qualification necessary.

               3.2 Binding Effect. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws and equitable principles relating to or affecting the rights of creditors generally from time to time in effect.

               3.3 Capitalization. The authorized capital stock of the Company is (i) 15,000,000 common shares, no par value, of which 4,115,627 shares were issued and outstanding as of November 4, 1998 and (ii) 5,000,000 shares of Preferred Stock, no par value, of which none are issued and outstanding as of the date of this Agreement. All such outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on Schedule 3.3, there is not and as of the Effective Time there will not be, outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any Company Common Shares, any other securities of the Company, or any equity interest in the Company or its business.



               3.4    Subsidiaries and Investments.

               (a) Set forth on Schedule 3.4 hereto is a list of each direct or indirect Subsidiary of the Company and the percentage ownership of the Company in each such Subsidiary. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (as set forth in Schedule 3.4) and has all requisite power to own, lease and operate its properties and to carry on its business as now being conducted.

               (b) Set forth on Schedule 3.4 is a list of jurisdictions in which each Subsidiary of the Company is qualified as a foreign company. Such jurisdictions are the only jurisdictions in which the character or location of the properties owned, leased or operated by each Subsidiary of the Company, or the nature of the business conducted by each Subsidiary of the Company, makes such qualification necessary, except where the failure to obtain such qualification would not have an Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

               3.5 SEC Reports and Financial Statements. Each form, report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC on or after January 1, 1996 (as such documents have been amended prior to the date hereof, the "Company SEC Reports"), as of their respective dates, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder and, since the first date on which Company Common Shares were listed for trading on the NASDAQ National Market System, the rules of the NASD. The Company has made available to FAFCO accurate and complete copies of all SEC Reports filed by the Company since January 1, 1996. None of the Company SEC Reports, as of their respective dates, contained any untrue statement of material fact or omitted statement of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company and its Subsidiaries included in such Company SEC Reports (the "Company Financial Statements") comply as to form in all material respects with applicable accounting requirements and with published rules and regulations of the SEC with respect thereto, have been prepared in accordance with US GAAP (except as may be indicated in the notes thereto, or in the case of unaudited interim financial statements, as permitted by Form 10-Q of the SEC) and fairly present in all material respects, subject, in the case of the unaudited interim financial statements, to normal, year-end adjustments, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof.

               3.6 Books and Records. The minute books of the Company and each of its Subsidiaries contain accurate records of all meetings of, and corporate action taken by (including action taken by written consent) the shareholders and Board of Directors of the Company and its respective Subsidiaries. Except as set forth on Schedule 3.6, neither the Company nor any of its Subsidiaries will, as a result of the consummation of the Merger, cease to have access to those records, systems, controls, data or information that are necessary to continue the business and operations of the Company and its Subsidiaries as such business and operations exist on the date hereof.

               3.7 Title to Properties; Encumbrances. Except (1) as set forth on
Schedule 3.7 (and except for property leased by the Company, which, for the avoidance of doubt, is represented and warranted to in Section 3.9) and (2) for properties and assets reflected in the

Company Balance Sheet or acquired since the Company Balance Sheet Date which have been sold or otherwise disposed of in the ordinary course of business, the Company and its Subsidiaries have good, valid and marketable title to (a) all of its properties and assets (real and personal, tangible and intangible), including, without limitation, all of the properties and assets reflected in the Company Balance Sheet, except as indicated in the notes thereto and (b) all of the properties and assets purchased by the Company or its Subsidiaries since the Company Balance Sheet Date; in each case subject to no encumbrance, lien, charge or other restriction of any kind or character, except for (i) liens reflected in the Company Balance Sheet, (ii) liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of, such property by the Company or such Subsidiary in the operation of its business, (iii) liens for current taxes, assessments or governmental charges or levies or condominium fees on property not yet due and delinquent and (iv) liens described on Schedule 3.7 (liens of the type described in clauses (i), (ii) and (iii) above are hereinafter sometimes referred to as "Permitted Liens").

               3.8 Real Property. Schedule 3.8 contains an accurate and complete list of all real property owned in whole or in part by the Company or any of its Subsidiaries and includes the name of the record title holder thereof and a list of all indebtedness secured by a lien, mortgage or deed of trust thereon. Except as set forth on Schedule 3.8, each of the Company and its Subsidiaries has good and marketable title in fee simple to all the real property owned by it, free and clear of all encumbrances, liens, charges or other restrictions of any kind or character, except for Permitted Liens. Other than with respect to the three condominium units owned by the Company (which are all identified on Schedule 3.8), all of the buildings, structures and appurtenances situated on the real property owned in whole or in part by the Company or any of its Subsidiaries are in good operating condition and in a state of good maintenance and repair, are adequate and suitable for the purposes for which they are presently being used and, with respect to each, the Company or one of its Subsidiaries has adequate rights of ingress and egress. None of such buildings, structures or appurtenances (or any equipment therein), nor the operation or maintenance thereof, violates any restrictive covenant or any provision of any federal, state or local law, ordinance, rule or regulation, or encroaches on any property owned by others. No condemnation proceeding is pending or, to the best knowledge, information and belief of the Company, threatened, which would preclude or impair the use of any such property by the Company or such Subsidiary for the purposes for which it is currently used.

               3.9 Leases. Schedule 3.9 contains an accurate and complete list of each real and personal property lease for which total annual rent payments equal or exceed $100,000 to which the Company or any of its Subsidiaries is a party (as lessee or lessor). Each lease set forth on Schedule 3.9 (or required to be set forth on Schedule 3.9) is in full force and effect; all rents and additional rents due by the Company or one of its Subsidiaries to date on each such lease have been paid (other than any pass through expenses not yet invoiced to the Company); in each case, the lessee has been in peaceable possession since the commencement of the original term of such lease and is not in material default thereunder and no waiver, indulgence or postponement of the lessee's obligations thereunder has been granted by the lessor; and there exists no event of default or event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default under such lease, except where such default would not have a Material Adverse Effect on the Company and its

Subsidiaries, taken as a whole. The tangible personal property leased by either the Company or any of its Subsidiaries is, to the best knowledge, information and belief of the Company, in a state of good maintenance and repair, reasonable wear and tear excepted, except where the state of such property would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

               3.10 Material Contracts. Except as set forth on Schedule 3.10 and in the Company SEC Reports, neither the Company nor any of its Subsidiaries is bound by (a) any agreement, contract or commitment relating to the employment of any Person (as hereinafter defined) by either the Company or any of its Subsidiaries or any bonus, deferred compensation, pension, profit sharing, stock option, employee stock purchase, retirement or other employee benefit plan, (b) any agreement, indenture or other instrument which contains restrictions with respect to payment of dividends or any other distribution in respect of its capital stock, (c) any agreement, contract or commitment relating to capital expenditures in excess of $100,000 per individual item or $250,000 in the aggregate, (d) any loan or advance to, or investment in, any Person or any agreement, contract or commitment relating to the making of any such loan, advance or investment, (e) any guarantee or other contingent liability in respect of any indebtedness or obligation of any Person other than the Company or one of its Subsidiaries (other than the endorsement of negotiable instruments for collection in the ordinary course of business), (f) any management service, consulting or any other similar type contract, (g) any agreement, contract or commitment limiting the ability of the Company to engage in any line of business or to compete with any Person or (h) any agreement, contract or commitment not entered into in the ordinary course of business which involves $100,000 or more and is not cancelable without penalty within 30 days. Each contract or agreement set forth on Schedule 3.10 (or required to be set forth on Schedule 3.10) is in full force and effect. Neither the Company nor any of its Subsidiaries has violated any of the terms or conditions of any contract or agreement set forth on Schedule 3.10 (or required to be set forth on Schedule 3.10) in any material respect, and, to the best knowledge, information and belief of the Company, all of the covenants to be performed by any other party thereto have been fully performed.

               3.11 Restrictive Documents. Except as set forth on Schedule 3.11, neither the Company nor any of its Subsidiaries is subject to, or a party to, any charter, by-law, mortgage, lien, lease, license, permit, agreement, contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind or character, which, by its own operation, and not by the breach or violation, as the case may be, thereof, (a) would restrict the ability of the Company or any of its Subsidiaries to acquire any property or conduct business in any area or (b) has or might reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, except where such Material Adverse Effect may arise with respect to (i) the obligations of Great Pacific to make payments under its agreements of insurance or (ii) the obligations of the Company or its Subsidiaries to indemnify, warrant or guarantee (or similar) the Company's or such Subsidiary's ordinary course obligations under any lease, license, agreement, contract or instrument between the Company or a Subsidiary of the Company and a customer of the Company or such Subsidiary of the Company.

               3.12 Litigation. Except as set forth on Schedule 3.12 or as disclosed in the Company SEC Reports, there is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before (or to the best knowledge, information and belief of the Company any investigation by) any governmental or other instrumentality or agency, pending, or, to the best knowledge, information and belief of the Company, threatened, against or impacting the Company, any of its Subsidiaries or any of their respective properties or rights which could materially and adversely affect the right or ability of the Company or any of its Subsidiaries to carry on its business as now conducted, or which could have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. The Company is not subject to any judgment, order or decree entered in any lawsuit or proceeding which may have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

               3.13 Taxes.

               (a) Tax Returns. Except as set forth on Schedule 3.13(a), the Company and each of its Subsidiaries have filed or caused to be filed with the appropriate taxing authorities all returns, statements, forms and reports for Taxes (the "Returns") that are required to be filed by, or with respect to, the Company or such Subsidiary on or prior to the Closing Date. The Returns have accurately reflected in all material respects and will accurately reflect in all material respects all liability for Taxes of the Company and such Subsidiaries for the periods covered thereby.

               (b) Payment of Taxes. Except as set forth on Schedule 3.13(b), all material Taxes and Tax liabilities of the Company and each of its Subsidiaries for all taxable years or periods that end on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date (the "Pre-Closing Period") have been paid or adequately accrued and disclosed and fully provided for on the books and records of the Company and each of its Subsidiaries in accordance with US GAAP.

               (c) Other Tax Matters.

                        (i) Except as set forth on Schedule 3.13(c)(i), in the last seven years neither the Company nor any of its Subsidiaries has been the subject of an audit or other examination of Taxes by the tax authorities of any nation, state or locality nor has the Company or any of its Subsidiaries received any written notices from any taxing authority relating to any issue which could affect the Tax liability of the Company or any of its Subsidiaries.

                        (ii) Except as set forth on Schedule 3.13(c)(ii), neither the Company nor any of its Subsidiaries (A) has, as of the Closing Date, entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of the Company and (B) is, as of the Closing Date, currently contesting the Tax liability of the Company or any of its Subsidiaries before any court, tribunal or agency.

                        (iii) Neither the Company nor any of its Subsidiaries has been included in any "consolidated," "unitary" or "combined" Return, other than the consolidated, unified or combined Returns of the Company's Subsidiaries filed with other Subsidiaries of the Company and/or the Company, provided for under the laws of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired.

                        (iv) Except as set forth on Schedule 3.13(c)(iv), all Taxes which either the Company or any of its Subsidiaries is (or was) required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

                        (v) Neither the Company nor any of its Subsidiaries is a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

                        (vi) Except as set forth on Schedule 3.13(c)(vi), there are no tax sharing, allocation, indemnification or similar agreements in effect as between (A) the Company or any predecessor, Subsidiary or other affiliate thereof and (B) any other party under which FAFCO, the Company or any of the Company's Subsidiaries could be liable for any Taxes or other claims of any party.

                        (vii) Neither the Company nor any of its Subsidiaries has applied for, been granted, or agreed to any accounting method change for which it will be required to take into account any adjustment under Section 481 of the Code or any similar provision of the Code or the corresponding tax laws of any nation, state or locality.

                        (viii) No election under Section 341(f) of the Code has been made or shall be made prior to the Closing Date to treat the Company or any of its Subsidiaries as a consenting corporation, as defined in Section 341 of the Code.

                        (ix) Except as set forth on Schedule 3.13(c)(ix), to the best knowledge, information and belief of the Company no claim has ever been made by any taxing authority in a jurisdiction where the Company does not file Returns that the Company or any of its assets are or may be subject to taxation by that jurisdiction.

                        (x) The liability of the Company and its Subsidiaries for interest, penalties or fines as a result of the untimely filing of all Returns and as the result of the untimely payment of Taxes does not exceed $200,000 in the aggregate.

               3.14 Insurance. Set forth on Schedule 3.14 is a complete list of insurance policies in which either the Company or any of its Subsidiaries is named an insured or an additional insured. Such policies are in full force and effect. The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent in accordance with customary industry practices in the respective industries in which the Company and each Subsidiary of the Company is engaged.

               3.15 Intellectual Properties. The operation of the business of the Company and its Subsidiaries requires no rights under Intellectual Property other than (a) rights under Intellectual Property which is owned by the Company or any of its Subsidiaries and (b) rights validly licensed by the Company or any of its Subsidiaries. Schedule 3.15 is a true, complete and accurate list of all Intellectual Property licensed by the Company which, with respect to each item of Intellectual Property, is (x) required for the operation of the business of the Company and its Subsidiaries and (y) cannot be licensed and installed within 5 Business Days for a single payment of less than $25,000 or annual licensing (or rental) payments less than $10,000. Unless otherwise described on Schedule 3.15, either the Company or its Subsidiaries has taken actions reasonably necessary and appropriate to preserve and protect its respective ownership interest in all Intellectual Property owned by the Company, whether or not set forth (or required to be set forth) on Schedule 3.15, except where the failure to do so would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. All registrations, filings and issuances with respect to items of Intellectual Property owned by the Company, whether or not set forth (or required to be set forth) on Schedule 3.15, remain in full force and effect. Except as set forth on Schedule 3.15 under the caption "Claims," no claim adverse to the interests of the Company or a Subsidiary of the Company in the Intellectual Property owned or licensed by the Company, whether or nor set forth (or required to be set forth) on Schedule 3.15, has been made in litigation or otherwise. Except as set forth on Schedule 3.15 under the caption "Claims," to the best knowledge, information and belief of the Company, no such claim has been threatened or asserted, no basis exists for any such claim and no Person has infringed or otherwise violated either the Company's or a Subsidiary of the Company's right in any Intellectual Property owned or licensed by the Company, whether or not set forth (or required to be set forth) on Schedule 3.15. Except as set forth on Schedule 3.15 under the caption "Claims," no litigation is pending wherein either the Company or a Subsidiary of the Company is accused of infringing or otherwise violating the Intellectual Property right of another Person, or of breaching a contract conveying a right under Intellectual Property. Except as set forth on Schedule
3.15 under the caption "Claims," to the best knowledge, information and belief of the Company, no such claim has been asserted or threatened against any either the Company or any Subsidiary of the Company, nor are there any facts that would give rise to such a claim. Except as set forth on Schedule 3.15, all computer and telecommunications software and hardware, including source and object code, necessary to carry on the Company's business substantially as currently conducted, that contains or calls on a calendar function that is indexed to a computer processing unit clock, provides specific dates or calculates spans of dates, is able, or can, without material expense, be made to be able, to record store, process and provide true and accurate dates and calculations for dates and spans of dated including and following January 1, 2000 ("Year 2000 Issues"). Except as set forth on Schedule 3.15, no officer of the Company is aware of any inability of the Company's significant suppliers, customers and those other Persons with which it conducts business to identify and resolve their own Year 2000 Issues, except where the inability of such suppliers, customers and other Persons to identify and resolve their own Year 2000 Issues would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

               3.16 Compliance with Laws. Except as set forth on Schedule 3.16, the Company and each of its Subsidiaries are in compliance in all material respects with all applicable laws, regulations, orders, judgments and decrees, except where the failure to comply is not likely to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

               3.17 Governmental Licenses. Each of the Company and its Subsidiaries has all governmental licenses, permits, franchises, approvals, permits and other authorizations of, and have made all registrations and or filings with, all Governmental Entities (the "Licenses") necessary to own, lease and operate its properties and to enable it to carry on their respective business as presently conducted, except where the failure to have such would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. All Licenses held by the

Company and each of its Subsidiaries, are in full force and effect, except where the failure of such Licenses to be in full force and effect would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has received written notice that any such License is the subject of a proceeding for suspension or revocation or similar proceedings and, to the best knowledge, information and belief of the Company, no such License is the subject of a proceeding for suspension or revocation or similar proceedings. Except as set forth on Schedule 3.17, no jurisdiction has demanded or requested that the Company or any of its Subsidiaries qualify or become licensed as a foreign corporation. Schedule 3.17 sets forth a true and complete list of each and every License required for the Company or any of its Subsidiaries to transact insurance or operate an insurance agency or brokerage and all material Licenses of the Company or any of its Subsidiaries, together with a description of the nature thereof. The Company has heretofore made available to FAFCO true and complete copies of all of such Licenses listed on Schedule 3.17 as are currently in effect. Neither the Company nor any of its Subsidiaries is improperly transacting any insurance or reinsurance business or improperly operating an insurance agency or brokerage in any jurisdiction in which it is not authorized or permitted to transact such business.

               3.18 Labor Matters. Except as set forth on Schedule 3.18, (a) the Company and each of its Subsidiaries is in compliance with all federal, state or other applicable laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to comply is not likely to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, and, to the best knowledge, information and belief of the Company, has not and is not engaged in any unfair labor practice; (b) neither the Company nor any of its Subsidiaries has received written notice of any unfair labor practice complaint before the National Labor Relations Board and, to the best knowledge, information and belief of the Company, no unfair labor practice complaint is threatened or pending against the Company before the National Labor Relations Board; (c) there is no labor strike, dispute slowdown or stoppage actually pending or, to the best knowledge, information and belief of the Company, threatened against or involving the Company or any of its Subsidiaries; (d) to the best knowledge, information and belief of the Company, no union representation question exists respecting the employees of the Company or any of its Subsidiaries; (e) to the best knowledge, information and belief, no grievance which might have a Material Adverse Effect upon the Company and its Subsidiaries, taken as a whole, exists, no arbitration proceeding arising out of or under any collective bargaining agreement is pending and no claim therefor has been asserted; (f) no collective bargaining agreement is currently being negotiated by the Company or any of its Subsidiaries; and (g) to the best knowledge, information and belief of the Company, the Company's labor relations over the last three years are good.

               3.19 Employee Benefit Plans.

               (a) List of Plans. Set forth in Schedule 3.19(a) is an accurate and complete list of all (i) "employee benefit plans," within the meaning of
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder ("ERISA"); (ii) bonus, stock option, stock purchase, restricted stock, incentive, fringe benefit, "voluntary employees' beneficiary associations" ("VEBAs"), under Section 501(c)(9) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"), profit-sharing, pension or retirement, deferred compensation, medical, life, disability, accident, salary continuation, severance, accrued leave, vacation, sick pay, sick leave, supplemental retirement and unemployment benefit plans, programs, arrangements, commitments and/or practices (whether or not insured); and (iii) employment, consulting, termination, and severance contracts or agreements; in each case for active, retired or former employees or directors, whether or not any such plans, programs, arrangements, commitments, contracts, agreements and/or practices (referred to in (i), (ii) or (iii) above) are in writing or are otherwise exempt from the provisions of ERISA; that have been established, maintained or contributed to (or with respect to which an obligation to contribute has been undertaken) or with respect to which any potential liability is borne by the Company or any of its Subsidiaries (including, for this purpose and for the purpose of all of the representations in this Section 3.19, any predecessors to the Company or any of its Subsidiaries and all employers (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a single employer (1) within the meaning of Section 414 of the Code, or (2) as a result of the Company or any Subsidiary being or having been a general partner of any such employer), since November 1, 1992 ("Employee Benefit Plans").

               (b) Status of Plans. Each Employee Benefit Plan (including any related trust) complies in form with the requirements of all applicable laws, including, without limitation, ERISA and the Code, and has at all times been maintained and operated in substantial compliance with its terms and the requirements of all applicable laws, including, without limitation, ERISA and the Code, except to the extent such noncompliance would not result in material liability. No complete or partial termination of any Employee Benefit Plan has occurred since November 1, 1992, or is expected to occur. Neither the Company nor any of its Subsidiaries has any commitment, intention or understanding to create, modify or terminate any Employee Benefit Plan. No condition or circumstance exists that would prevent the amendment or termination of any Employee Benefit Plan. No event has occurred and no condition or circumstance has existed that could result in a material increase in the benefits under or the expense of maintaining any Employee Benefit Plan from the level of benefits or expense incurred for the most recent fiscal year ended thereof.

               (c) No Pension Plans. No Employee Benefit Plan is an "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) subject to
Section 412 of the Code or Section 302 or Title IV of ERISA. Neither the Company nor any of its Subsidiaries has ever maintained or contributed to, or had any obligation to contribute to (or borne any liability with respect to) any "multiple employer plan" (within the meaning of the Code or ERISA) or any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA).

               (d) Liabilities. Neither the Company nor any of its Subsidiaries maintains any Employee Benefit Plan which is a "group health plan" (as such term is defined in Section 607(1) of ERISA or Section 5000(b)(1) of the Code) that has not been administered and operated in all respects in compliance with the applicable requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code, except to the extent such noncompliance would not result in material liability, and neither the Company nor any of its Subsidiaries is subject to any material liability, including, without limitation, additional contributions, fines, taxes, penalties or loss of tax deduction as a result of such administration and operation. No Employee Benefit Plan which is such a group health plan is a "multiple employer welfare arrangement," within the meaning of Section 3(40) of ERISA. Each Employee Benefit Plan that is intended to meet the requirements of Section 125 of the Code meets such requirements, and each program of benefits for which employee contributions are provided pursuant to elections under any Employee Benefit Plan meets the requirements of the Code applicable thereto, except to the extent such noncompliance would not result in material liability. Neither the Company nor any of its Subsidiaries maintains any Employee Benefit Plan which is an "employee welfare benefit plan" (as such term is defined in Section 3(1) of ERISA) that has provided any "disqualified benefit" (as such term is defined in Section 4976(b) of the Code) with respect to which an excise tax could be imposed.

               Except as required by Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code, neither the Company nor any of its Subsidiaries maintains any Employee Benefit Plan (whether qualified or non-qualified under Section 401(a) of the Code) providing for postemployment or retiree health, life insurance and/or other welfare benefits and having unfunded liabilities, and neither the Company nor any of its Subsidiaries have any obligation to provide any such benefits to any retired or former employees or active employees following such employees' retirement or termination of service. Neither the Company nor any of its Subsidiaries has any unfunded liabilities pursuant to any Employee Benefit Plan that is not intended to be qualified under Section 401(a) of the Code. No Employee Benefit Plan holds as an asset any interest in any annuity contract, guaranteed investment contract or any other investment or insurance contract, policy or instrument issued by an insurance company that, to the best knowledge, information and belief of the Company, is or may be the subject of bankruptcy, conservatorship, insolvency, liquidation, rehabilitation or similar proceedings.

               Neither the Company nor any of its Subsidiaries has incurred any material liability for any tax or excise tax arising under Chapter 43 of the Code, and no event has occurred and no condition or circumstance has existed that could give rise to any such material liability.

               There are no actions, suits, claims or disputes pending, or, to the best knowledge and belief of the Company, threatened, anticipated or expected to be asserted against or with respect to any Employee Benefit Plan or the assets of any such plan (other than routine claims for benefits and appeals of denied routine claims). No civil or criminal action brought pursuant to the provisions of Title I, Subtitle B, Part 5 of ERISA is pending or, to the best knowledge, information and belief of the Company, threatened, anticipated, or expected to be asserted against the Company or any of its Subsidiaries or any fiduciary of any Employee Benefit Plan, in any case with respect to any Employee Benefit Plan. No Employee Benefit Plan or, to the best knowledge, information and belief of the Company, any fiduciary thereof has been the direct or indirect subject of an audit, investigation or examination by any governmental or quasi-governmental agency.

               (e) Contributions. Full payment has been timely made of all amounts which the Company or any of its Subsidiaries is required, under applicable law or under any Employee Benefit Plan or any agreement relating to any Employee Benefit Plan to which the Company or any of its Subsidiaries is a party, to have paid as contributions or premiums thereto as of the last day of the most recent fiscal year of such Employee Benefit Plan ended prior to the date hereof. All such contributions and/or premiums have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any governmental entity, and to the best knowledge and belief of the Company no event has occurred and no condition or circumstance has existed that could give rise to any such challenge or disallowance. The Company has made adequate provision for reserves to meet contributions and premiums and any other liabilities that have not been paid or satisfied because they are not yet due under the terms of any Employee Benefit Plan, applicable law or related agreements. Benefits under all Employee Benefit Plans are as represented and have not been increased subsequent to the date as of which documents have been provided.

               (f) Tax Qualification. Each Employee Benefit Plan intended to be qualified under Sections 401(a), 401(k) and 501(a) of the Code has been determined to be so qualified by the Internal Revenue Service (the "IRS") and, except to the extent such noncompliance would not result in material liability, nothing has occurred since the date of the last such determination which resulted or is likely to result in the revocation of such determination, other than changes in applicable law made by subsequent legislation, regulations and rulings. With respect to any such changes in applicable law, any such plan has been or may be retroactively amended to comply with such changes in order to avoid disqualification of the plan. Each VEBA has been determined by the IRS to be exempt from Federal income tax under Section 501(c)(9) of the Code. Since the date of each most recent determination with respect to any VEBA, no event has occurred and no condition or circumstance has existed that resulted or is likely to result in the revocation of any such determination or that could adversely affect the exempt status of any such trust or VEBA, except to the extent such noncompliance would not result in material liability.

               (g) Transactions. Neither the Company nor any of its Subsidiaries nor any of their respective directors, officers, employees or, to the best knowledge and belief of the Stockholder and the Company, other persons who participate in the operation of any Employee Benefit Plan or related trust or funding vehicle, has engaged in any transaction with respect to any Employee Benefit Plan or breached any applicable fiduciary responsibilities or obligations under Title I of ERISA that would subject any of them to a tax, penalty or liability for prohibited transactions or breach of any obligations under ERISA or the Code or would result in any claim being made under, by or on behalf of any such Employee Benefit Plan by any party with standing to make such claim.

               (h)Triggering Events. Except as set forth on Schedule 3.19(h), the execution of this Agreement and the consummation of the transactions contemplated hereby, do not constitute a triggering event under any Employee Benefit Plan, policy, arrangement, statement, commitment or agreement, whether or not legally enforceable, which (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment (whether of severance pay or otherwise), "parachute payment" (as such term is defined in
Section 280G of the Code), acceleration, vesting or increase in benefits to any employee or former employee or director of the Company or any of its Subsidiaries. Except as set forth on Schedule 3.19(h), no Employee Benefit Plan provides for the payment of severance, termination, change in control or similar type payments or benefits.

               (i) Documents. The Company has delivered or caused to be delivered to FAFCO and its counsel true and complete copies of all material documents in connection with each Employee Benefit Plan, including, without limitation (where applicable): (i) all Employee Benefit Plans as in effect on the date hereof, together with all amendments thereto, including, in the case of any Employee Benefit Plan not set forth in writing, a written description thereof; (ii) all current summary plan descriptions, summaries of material modifications, and material communications; (iii) all current trust agreements, declarations of trust and other documents establishing other funding arrangements (and all amendments thereto and the latest financial statements thereof); (iv) the most recent IRS determination letter obtained with respect to each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code or exempt under
Section 501(a) or 501(c)(9) of the Code; (v) the annual report on IRS Form 5500-series or 990 for each of the last three years for each Employee Benefit Plan required to file such form; (vi) the most recently prepared financial statements for each Employee Benefit Plan for which such statements are required; and (vii) all contracts and agreements relating to each Employee Benefit Plan, including, without limitation, service provider agreements, insurance contracts, annuity contracts, investment management agreements, subscription agreements, participation agreements, and recordkeeping agreements and collective bargaining agreements.

               3.20 Interests in Clients, Suppliers, Etc. Except as set forth on
Schedule 3.20, to the Company's best knowledge, information and belief no officer, director, employee or affiliate of the Company or any of its Subsidiaries either (a) is or (b) possesses, directly or indirectly, any financial interest in or (c) is a director, officer or employee of, any Person which is, a client of, supplier to, customer of, lessor to, lessee of or competitor or potential competitor of the Company or any of its Subsidiaries. Except as set forth on Schedule 3.20, neither the Company nor any of its Subsidiaries is a party to any transaction agreement, arrangement or understanding with any affiliate, officer, director or employee of the Company or any of its Subsidiaries. Ownership of securities of a company whose securities are registered under the Exchange Act of 1% or less of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 3.20.

               Except as set forth on Schedule 3.20, neither the Company nor any of its Subsidiaries is indebted to any director, officer, employee or agent of the Company or any of its Subsidiaries (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to the Company or any of its Subsidiaries, except for reimbursements of expenses of less than $5,000 in the aggregate, and, other than as set forth in the SEC Reports, there have been no other transactions of the type required to be disclosed pursuant to Items 402 and 404 of Regulation S-K under the Securities Act and the Exchange Act.

               3.21 No Changes Since Balance Sheet Date. Except as set forth in the Company SEC Reports, on Schedule 3.21 or as permitted or contemplated by this Agreement, since the Company Balance Sheet Date neither the Company nor any of its Subsidiaries has (a) incurred any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except in the ordinary course of business, (b) permitted any of its assets to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind (other than Permitted Liens), (c) sold, transferred or otherwise disposed of any assets except in the ordinary course of business, (d) made any capital expenditure or commitment therefor, except in the ordinary course of business, (e) made any distribution to its shareholders or declared or paid any dividend or made any distribution on any shares of its capital stock (f) redeemed, purchased or otherwise acquired any shares of its capital stock, (g) granted or issued any option, warrant or other right to purchase or acquire any shares of its capital stock, (h) made any bonus or profit sharing distribution or payment of any kind, except in the ordinary course of business, (i) increased its indebtedness for borrowed money, except current borrowings from banks in the ordinary course of business, or made any loan to any Person, (j) written off as uncollectible any notes or accounts receivable, except write-offs in the ordinary course of business charged to applicable reserves or by reduction of revenues, none of which individually or in the aggregate is material to the Company and its Subsidiaries, taken as a whole, (k) granted any increase in the rate of wages, salaries, bonuses or other remuneration of any executive employee or other employees, except in the ordinary course of business, (l) canceled or waived any claims or rights except in the ordinary course of business, (m) made any change in any method of accounting or auditing practice, (n) otherwise conducted its business or entered into any material transaction, except in the ordinary course of business or (o) agreed, whether or not in writing, to do any of the foregoing.

               3.22 Consents and Approvals; No Violations. Assuming (i) the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") are made and the waiting period thereunder has been terminated or expired, (ii) the shareholders of the Company approve the Merger and (iii) the Merger Documents are accepted for filing with the California Secretary of State, the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby will not (a) violate any provision of the articles of incorporation or by-laws of the Company or any of its Subsidiaries, (b) violate any statute, ordinance, rule, regulation, order or decree of any court or any governmental or regulatory body, agency or authority applicable to the Company or any of its Subsidiaries, (c) require any filing with, or permit, consent or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority, other than
(A) the filing or appropriate documents with (including those on Form A), and the approval of, the respective commissioners of insurance (or equivalent regulatory bodies) of the State of California and such other states as may be required as a result of the Merger to continue the business of the Company and its Subsidiaries as it is conducted and where it is conducted as of the date hereof (the "Insurance Approvals"), which Insurance Approvals are listed on
Schedule 3.22, and (B) the filing of the Registration Statement with the SEC and the Prospectus/Proxy Statement with the NYSE and the NASD, (d) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or other instrument or obligation to which either the Company or any of its Subsidiaries is a party, or by which either the Company or any of its Subsidiaries or any of their respective properties or assets may be bound, excluding from the foregoing clauses (b), (c) and (d) filings, notices, permits, consents and approvals the absence of which, and violations, breaches, defaults, conflicts and liens which, in the aggregate, would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

               3.23 Certain Agreements Affected by the Merger. Except as set forth on Schedule 3.23, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, including, without limitation, the Merger, will (a) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of the Company or any of its Subsidiaries, (b) materially increase any benefits otherwise payable by the Company or any of its Subsidiaries or (c) result in the acceleration of the type of payment or vesting of any such benefits.

               3.24 Pooling of Interests. Neither the Company nor any of its Subsidiaries or, to the best knowledge, information and belief of the Company, any of their respective directors, officers or shareholders has taken any action, nor to the best knowledge, information and belief of the Company does any fact or circumstance exist, which would interfere with FAFCO's ability to account for the Merger as a pooling of interests under the Pooling Rules.

               3.25 Disclosure. None of this Agreement, any Schedule, Exhibit or certificate attached hereto or delivered by the Company pursuant to this Agreement contains any untrue statement by the Company of a material fact, or omits any statement of a material fact necessary in order to make the statements by the Company contained herein or therein, in light of the circumstances in which they were made, not misleading. There is no fact known to the Company which is reasonably likely to have a Material Adverse Effect on the Company or its Subsidiaries, taken as a whole and which has not been disclosed in a Schedule, Exhibit or certificate attached or provided hereto.

               3.26 Broker's or Finder's Fees. Except as set forth on Schedule 3.26, no agent, broker, person or firm acting on behalf of the Company or any of its Subsidiaries is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated by this Agreement. The Company agrees to pay any commission or broker's or finder's fees listed (or required to be listed) on Schedule 3.26.

               3.27 Copies of Documents. All documents made available by the Company for FAFCO or its advisers' inspection to date, are true, complete (except as contemplated by the last sentence of Section 5.2(a)) and correct.

               3.28 Registration Statement; Proxy Statement/Prospectus. The information supplied by the Company and its Subsidiaries for inclusion in the Registration Statement pursuant to which the FAFCO Common Shares to be issued in the Merger will be registered with the SEC shall not at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by the Company or any of its Subsidiaries for inclusion in the Proxy Statement/Prospectus shall not, on the date the Proxy Statement/Prospectus is first mailed to the shareholders of the Company, at the time of the Company Shareholders Meeting and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event or information should be discovered by the Company which should be set forth in an amendment to the

Registration Statement or a supplement to the Proxy Statement/Prospectus, the Company shall promptly inform FAFCO.

               3.29 Opinion of Financial Advisor. The Company has been advised in writing by its financial advisor, A.G. Edwards & Sons, Inc., that in such advisor's opinion, as of the date hereof, the Exchange Ratio is fair to the shareholders of the Company from a financial point of view.

               3.30 Vote Required. The affirmative vote of the holders of a majority of the common shares of the Company outstanding on the record date set for the Company Shareholders Meeting is the only vote of the holders of any of the Company's capital stock necessary to approve this Agreement and the transaction contemplated hereby, including, without limitation, the Merger.

               3.31 Board Approval. The Board of Directors of the Company (at a meeting duly called and held) has unanimously (a) approved this Agreement and the Merger, (b) determined that the Merger is in the best interests of the shareholders of the Company and is on terms that are fair to such shareholders and (c) recommended that the shareholders of the Company approve this Agreement and the Merger.

               3.32 Customers and Suppliers. Except as indicated in the Company SEC Reports, as of the date hereof, no customer which individually accounted for more than 5% of the Company's and its Subsidiaries', taken as a whole, gross revenues during the 12 month period preceding the date hereof has indicated to either the Company or any of its Subsidiaries that it will stop, or materially decrease the rate of, buying services or products of the Company and its Subsidiaries, or has at any time on or after December 31, 1997 decreased materially its usage of the services or products of the Company or any of its Subsidiaries. As of the date hereof, no material supplier of the Company or any of its Subsidiaries has indicated to the Company or any of its Subsidiaries that it will stop, or materially decrease the rate of, supplying materials, products or services to the Company.

               3.33 Insurance Matters.

               (a) Except for Great Pacific Insurance Company, a wholly-owned Subsidiary of the Company ("Great Pacific"), neither the Company nor any of its other Subsidiaries underwrites insurance as an insurer for any Person. Except as otherwise would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Great Pacific, all policies, binders, slips, certificates, annuity contracts and participation agreements and other agreements of insurance, whether individual or group, and reinsurance in effect as of the date hereof (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith) that are issued or entered into, as the case may be, by Great Pacific and any and all of its marketing materials, are, to the extent required under applicable law, on forms approved by applicable insurance regulatory authorities or which have been filed and not objected to by such authorities within the period provided for objection, and such forms comply in all material respects with the insurance statutes, regulations and rules applicable thereto and, as to premium rates established by Great Pacific which are required to be filed with or approved by insurance regulatory authorities, the rates have been so filed or approved, the premiums charged conform thereto in all material respects, and such premiums comply in all material respects with the insurance statutes, regulations and rules applicable thereto.

               (b) Schedule 3.33(b) sets forth a true and complete list of all reinsurance treaties and contracts (including retrocessions) for reinsurance ceded by Great Pacific. The treaties and contracts set forth on Schedule 3.33(b) (or required to be set forth on Schedule 3.33(b)) (each a "Reinsurance Agreement" and, collectively, the "Reinsurance Agreements") are in full force and effect except for such treaties or agreements the failure to be in full force and effect as individually or in the aggregate are not reasonably likely to have a Material Adverse Effect on Great Pacific.

               (c) Neither Great Pacific nor the Company or any other Subsidiaries of the Company transact reinsurance or own and/or operate any premium finance company.

               (d) All underwriting and/or management and/or service agreements entered into by Great Pacific as now in force are set forth in Schedule 3.33(d), and to the extent required under applicable law, are in a form acceptable to applicable regulatory authorities or have been filed and not objected to by such authorities within the period provided for objection, except where the failure to obtain such approval or make such filing would not, individually or in the aggregate, have a Material Adverse Effect on Great Pacific or in the future be reasonably expected to have a Material Adverse Effect on Great Pacific or FAFCO and its Subsidiaries.

               (e) Each underwriting management and/or administration agreement to which Great Pacific is a party is valid and binding against Great Pacific and is in full force and effect in accordance with its terms. Great Pacific is and has been in substantial compliance with such agreements. Great Pacific is not in default in any material respect with respect to any such contract or other agreement and no such contract or other agreement contains any provision which would be altered or otherwise become applicable by reason of such transactions.

               (f) Great Pacific owns an investment portfolio acquired in the ordinary course of business, and a true and complete list of the securities and other investments in each such investment portfolio, as of September 30, 1998, with information included thereon as to the amortized cost of each such investment and the market value thereof as of such date, is listed on Schedule 3.33(f). None of the investments included in such investment portfolios is in default in the payment of principal or interest or dividends or materially impaired. All investments included in such portfolios substantially comply with all insurance laws and regulations of each of the states to which Great Pacific is subject relating thereto.

               (g) The Company has no reason to believe that any rating presently held by Great Pacific is likely to be modified, qualified, lowered or placed under surveillance for a possible downgrade for any reason, except in connection with the change of control contemplated by this Agreement.

               3.34 Liabilities and Reserves.

               (a) The reserves carried on Great Pacific's statutory accounting statements for the year ended December 31, 1997 for losses (including, without limitation, incurred but not reported, losses, allocated and unallocated loss adjustment expenses and unearned premiums) and similar purposes are in compliance in all material respects with the requirements for reserves established by the Department of Insurance of the State of California, were determined in all material respects in accordance with generally accepted actuarial standards and principles consistently applied and are fairly stated in all material respects in accordance with sound actuarial principles and SAP. Such reserves were adequate in the aggregate to cover the total amount of all reasonably anticipated liabilities of Great Pacific under all outstanding insurance, reinsurance and other applicable agreements as of the respective dates of such statutory accounting statements of Great Pacific. All required statements of actuarial opinion of loss and loss adjustment expense reserves have been filed by Great Pacific in accordance with applicable insurance regulatory requirements in each jurisdiction in which Great Pacific is admitted and no objections to those filings have been received. The admitted assets of Great Pacific as determined under applicable laws are in an amount at least equal to the minimum amounts required by applicable laws.

               (b) Except for regular periodic assessments in the ordinary course of business or assessments based on developments which are publicly known within the insurance industry, to the best knowledge, information and belief of the Company, no claim or assessment is pending or threatened against any Subsidiary which is peculiar or unique to such Subsidiary by any state insurance guaranty associations in connection with such association's fund relating to insolvent insurers which if determined adversely, would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.



                                    SECTION 4
              REPRESENTATIONS AND WARRANTIES OF FAFCO AND FAFCOSUB

               Each of FAFCO and FAFCOSUB represents, warrants and agrees to the Company as follows:

               4.1 Existence and Good Standing; Power and Authority. Each of FAFCO and FAFCOSUB is a corporation duly organized, validly existing and in good standing under the laws of the State of California and the State of Delaware, respectively. Each of FAFCO and FAFCOSUB has the corporate power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized and approved by all required corporate action of FAFCO and FAFCOSUB and constitutes the legal, valid and binding obligation of FAFCO and FAFCOSUB and is enforceable against FAFCO and FAFCOSUB in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency or similar laws and equitable principles relating to or affecting the rights of creditors generally from time to time in effect.

               4.2 Consents and Approvals; No Violations. Assuming (i) the filings required under the HSR Act are made and the waiting period thereunder has been terminated or expired, (ii) the Registration Statement has been filed and declared effective, (iii) the shareholders of the Company approve the Merger, (iv) the Merger Documents are accepted for filing with the California Secretary of State and the Secretary of State of Delaware and (v) the Proxy Statement/Prospectus is delivered to the Shareholders at least twenty (20) Business Days prior to the Company Shareholders Meeting, the execution and delivery of this Agreement by FAFCO and FAFCOSUB and the consummation of the transactions contemplated hereby will not (a) violate any provision of the articles of incorporation or by-laws (or equivalent) of either FAFCO or FAFCOSUB, (b) violate any statute, ordinance, rule, regulation, order or decree of any court or any governmental or regulatory body, agency or authority applicable to either FAFCO or FAFCOSUB, (c) require any filing with, or permit, consent or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority, authority, other than (A) the Insurance Approvals and (B) the filing of the Prospectus/Proxy Statement with the NYSE and the NASD, (d) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of either FAFCO or FAFCOSUB under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or other instrument or obligation to which either FAFCO or FAFCOSUB is a party, or by which they or any of their properties or assets may be bound, excluding from the foregoing clauses (c) and (d) filings, notices, permits, consents and approvals the absence of which, and violations, breaches, defaults, conflicts and liens which, in the aggregate, would not have a Material Adverse Effect on FAFCO and FAFCOSUB, taken as a whole.

               4.3 Restrictive Documents. Neither FAFCO nor FAFCOSUB is subject to any charter, by-law, mortgage, lien, lease, agreement, instrument, order, law, rule, regulation, judgment or decree, or any other restriction of any kind or character, which has or might reasonably be expected to have a Material Adverse Effect on FAFCO and FAFCOSUB, taken as a whole.

               4.4 Broker's or Finder's Fees. Except for Salomon Smith Barney Inc., financial advisor to FAFCO, no agent, broker, person or firm acting on behalf of FAFCO or FAFCOSUB is, or will be, entitled to any commission or broker's or finder's fees from any of the Parties hereto, or from any Person controlling, controlled by or under common control with any of the Parties hereto, in connection with any of the transactions contemplated by this Agreement. FAFCO agrees to pay the fees, costs and expenses of Salomon Smith Barney, Inc. or any successor thereto.

               4.5 FAFCO Common Shares. The FAFCO Common Shares to be delivered in connection with the Merger (a) have been authorized, (b) when delivered, will be validly issued, fully paid, nonassessable and registered pursuant to an effective registration statement under the Securities Act, (c) will be issued in compliance with all federal and state securities laws and (d) will be listed for trading with the NYSE.

               4.6 Capitalization. The authorized capital stock of FAFCO is 108,000,000 common shares, par value $1.00, of which 60,025,471 were issued and outstanding as of November 10, 1998 and 1,000 shares of Series A Junior Participating Preferred Shares, par value $1.00, none of which are issued and outstanding. All such outstanding shares have been duly authorized and validly issued, and are fully paid and nonassessable. Except for options granted under FAFCO's 1996 Employee Stock Option Plan and the 1997 Directors Stock Plan, and except as set forth on Schedule 4.6, there are no outstanding options, warrants, convertible securities or other securities or rights issued or granted by FAFCO which entitle the holder thereof to purchase or acquire FAFCO Common Shares and none of the foregoing will arise as a result of the execution or performance of this Agreement or the transactions contemplated herein. Except as set forth on Schedule 4.6, no Person has any demand or piggyback registration rights in respect of their FAFCO Common Shares.

               4.7 SEC Reports and Financial Statements. Each form, report, schedule, registration statement, definitive proxy statement filed by FAFCO with the SEC on or after January 1, 1996 (as such documents have been amended prior to the date hereof, the "FAFCO SEC Reports"), as of their respective dates, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder and, since the first date on which FAFCO Common Shares were listed for trading on the New York Stock Exchange, the rules of the NYSE. FAFCO has made available to the Company accurate and complete copies of all FAFCO SEC Reports filed by the Company since January 1, 1997. None of the FAFCO SEC Reports, as of their respective dates, contained or contains any untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of FAFCO and its Subsidiaries included in such FAFCO SEC Reports comply as to form in all material respects with applicable accounting requirements and with published rules and regulations of the SEC with respect thereto, have been prepared in accordance with US GAAP (except as may be indicated in the notes thereto, or in the case of unaudited interim financial statements, as permitted by Form 10-Q of the SEC) and fairly present in all material respects, subject, in the case of the unaudited interim financial statements, to normal, year-end adjustments, the consolidated financial position of FAFCO and its Subsidiaries as of the dates thereof and neither FAFCO nor any of its Subsidiaries has incurred any liabilities and obligations (whether absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise and whether due or to become due) of any nature except liabilities, obligations and contingencies (a) which are reflected in the consolidated balance sheet of FAFCO and its Subsidiaries at December 31, 1997, (b) which (i) were incurred in the ordinary course of business after December 31, 1997 or (ii) are disclosed in the FAFCO SEC Reports filed after December 31, 1997, (c) which are not required to be recorded as a liability under US GAAP or disclosed in notes to financial statements or (d) which individually or in the aggregate are not expected to have a Material Adverse Effect on FAFCO. Since December 31, 1997, there has been no change in any of the significant accounting (including tax accounting) policies, practices or procedures of FAFCO or any of its Subsidiaries except changes resulting from changes in accounting pronouncements of the Financial Accounting Standards Boards or changes in applicable laws or rules or regulations thereunder.

               4.8 Litigation. Except as disclosed in the FAFCO SEC Reports, there is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before (or to the best knowledge, information and belief of FAFCO any investigation by) any governmental or other instrumentality or agency, pending, or, to the best knowledge, information and belief of FAFCO, threatened, against or impacting FAFCO and its Subsidiaries, taken as a whole, or any of its or their properties or rights which could have a Material Adverse Effect. Neither FAFCO nor its Subsidiaries is subject to any judgment, order or decree entered in any lawsuit or proceeding which may have a Material Adverse Effect on FAFCO and its Subsidiaries, taken as a whole.

               4.9 Compliance with Laws. Except as set forth on Schedule 4.9, FAFCO and its Subsidiaries are in compliance in all material respects with all applicable laws, regulations, orders, judgments and decrees, except where the failure to comply would not likely have a Material Adverse Effect on FAFCO and its Subsidiaries, taken as a whole.

               4.10 Disclosure. None of this Agreement, any Schedule, Exhibit or certificate attached hereto or delivered by FAFCO or FAFCOSUB pursuant to this Agreement contains any untrue statement by FAFCO or FAFCOSUB of a material fact, or omits any statement of a material fact necessary in order to make the statements of FAFCO or FAFCOSUB contained herein or therein, in light of the circumstances in which they were made, not misleading. There is no fact known to FAFCO which is reasonably likely to have a Material Adverse Effect on FAFCO.

               4.11 Tax Matters. Prior to the Merger, FAFCO will be in control of FAFCOSUB within the meaning of Section 368(c)(1) of the Code. FAFCO has no plan or intention to reacquire any of the FAFCO Common Shares issued in connection with the Merger. FAFCO has no plan or intention to liquidate the Surviving Corporation, to merge the Surviving Corporation with or into another corporation, to sell or otherwise dispose of the capital stock of the Surviving Corporation, except for transfers of shares of the Surviving Corporation to corporations controlled by FAFCO or to cause the Surviving Corporation to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by the Surviving Corporation. The Surviving Corporation will continue the historic business of the Company or use a significant portion of the Company's historic business assets in a business.

               4.12 Pooling of Interests. Neither FAFCO nor any of its Subsidiaries or, to the best knowledge, information and belief of the Company, any of their respective directors, officers or shareholders has taken any action, nor to the best knowledge, information and belief of the Company does any fact or circumstance exist, which would interfere with FAFCO's ability to account for the Merger as a pooling of interests under the Pooling Rules.

               4.13 Board Approval. The Board of Directors of FAFCO (at a meeting duly called and held) has approved this Agreement and the Merger.

               4.14 Registration Statement; Proxy Statement/Prospectus. The information included by FAFCO in the Registration Statement pursuant to which the FAFCO Common Shares to be issued in the Merger will be registered with the SEC shall not at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information included by FAFCO or any of its Subsidiaries for inclusion in the Proxy Statement/Prospectus shall not, on the date the Proxy Statement/Prospectus is first mailed to the shareholders of the Company, at the time of the Company Shareholder Meeting and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading.

                                    SECTION 5
                    TRANSACTIONS PRIOR TO THE EFFECTIVE TIME

               5.1 Conduct of the Business of the Company Prior to Closing. During the period from the date of this Agreement to the Effective Time, the Company shall and shall cause its Subsidiaries to: (x) conduct their respective operations only according to the ordinary and usual course of business; use reasonable efforts to preserve intact their business organizations, keep available the services of their officers and employees (without having any obligation to provide retention packages) and maintain existing relationships with licensors, suppliers, distributors, customers, landlords, employees, agents and others having business relationships with them; (y) discuss with FAFCO concerning operational matters of a material nature (including, without limitation, the cancellation or waiver of any claim or right in excess of $50,000) and (z) report periodically to FAFCO concerning the business, operations and finances of the Company and its Subsidiaries. Notwithstanding the immediately preceding sentence, prior to the Effective Time, except as may be first approved in writing by FAFCO or as is otherwise permitted or required by this Agreement, the Company shall and the Company shall cause each of its Subsidiaries to: (a) refrain from amending or modifying their respective articles of incorporation, certificates of incorporation and by-laws from their respective forms on the date of this Agreement, (b) refrain from (i) paying bonuses in excess of $400,000 in the aggregate after the date hereof, (ii) increasing any salaries, except in the ordinary course of business or (iii) paying or increasing any other compensation, in each case, to any officer or employee or entering into any employment, severance, or similar agreement (in each case, except in the ordinary course of business) with any officer or employee; provided, however, that the Company shall be entitled to make, or agree to make, cash payments in an aggregate amount not to exceed $250,000 (in addition to the bonuses permitted under Section 5.1(b)(i)) to officers and employees in order to retain the services of such officers and/or employees, (c) except for payments required to maintain any of the following at their current levels, refrain from adopting or increasing any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any of their respective, directors, officers or employees, (d) except to the extent permitted by any other clause of this Section 5.1, refrain from entering into any contract or commitment except contracts and commitments in the ordinary course of business, (e) refrain from increasing their indebtedness for borrowed money, except borrowings in the ordinary course of business, under existing lines of credit, provided that such borrowings shall not exceed the maximum commitment under each such existing line of credit, (f) except as set forth in Schedule 5.1(f), refrain from canceling or waiving any claim or right of substantial value which individually or in the aggregate is material, (g) refrain from declaring or paying any dividends in respect of their respective capital stock, other than quarterly cash dividends paid by the Company to its shareholders in an amount not to exceed the lesser of (i) $0.11 per share per quarter and (ii) 50% of the consolidated net earnings of the Company for such quarter, or redeeming, purchasing or otherwise acquiring any of their respective securities, (h) refrain from making any material change in accounting methods or practices, except as required by law, US GAAP or SAP, (i) refrain from issuing or selling any shares of capital stock or any other securities, as the case may be, or issuing any securities convertible into, or options, warrants or rights to purchase or subscribe to, or entering into any arrangement or contract with respect to the issue and sale of, any shares of their respective capital stock or any other securities, or making any other changes in their respective capital structures, except such issuances or sales of securities which either the Company or any of its Subsidiaries is already obligated to make as of the date of this Agreement and which are disclosed to FAFCO, (j) refrain from selling, leasing or otherwise disposing of any asset or property other than in the ordinary course of business, (k) refrain from making any capital expenditure or commitment therefor, except in the ordinary course of business, (l) except as set forth on Schedule 5.1(f), refrain from writing off as uncollectible any notes or accounts receivable, except write-offs in the ordinary course of business charged to applicable reserves, none of which individually or in the aggregate is material, (m) take any action which would interfere with FAFCO's ability to account for the Merger as a pooling of interests and (n) refrain from agreeing in writing to do any of the foregoing.

               5.2 Review of the Company; Confidentiality.

               (a) FAFCO may, prior to the Closing Date, directly or through its representatives, review the properties, books and records of the Company and its Subsidiaries and their financial and legal condition to the extent FAFCO deems necessary or advisable to familiarize itself with such properties and other matters; such review shall not, however, affect the representations and warranties made by the Company in this Agreement or the remedies of FAFCO for breaches of those representations and warranties. The Company shall, and shall cause the Subsidiaries of the Company to, permit FAFCO and its representatives to have, after the date of execution of this Agreement, full access to the premises, to the officers, employees and to all the books and records of the Company and its Subsidiaries and to cause the officers of the Company and its Subsidiaries to furnish FAFCO with such financial and operating data and other information with respect to the business and properties of the Company as FAFCO shall from time to time reasonably request. The Company represents and warrants that all documents made or to be made available by the Company pursuant to this
Section 5.2(a) are true, complete (except as contemplated by the last sentence of this Section 5.2(a)) and correct.

               Notwithstanding anything to the contrary contained in this Agreement, including, without limitation, Sections 5.1 and 5.2, neither the Company nor its Subsidiaries shall be required to provide FAFCO or its representatives with access to (i) the source code to proprietary software of the Company until such time as any waiting period under the HSR Act shall have expired or been terminated and (ii) the customer lists and/or customer contracts of the Company until such time as FAFCO and the Company shall have entered into an Access to Proprietary Information and Confidentiality Agreement (the "Access Agreement"), in such form as FAFCO and the Company shall agree, except that FAFCO shall not have access to the pricing and other terms contained in the Company's contracts with customers of its flood certification business and tax reporting business until the Effective Time.

               (b) In the event of termination of this Agreement, FAFCO shall keep confidential any material information obtained from the Company and its Subsidiaries concerning the Company's and its Subsidiaries' properties, operations and business (unless readily ascertainable from public or published information or trade sources) until the same ceases to be material (or becomes so ascertainable) and, at the request of the Company, shall return to the Company and its Subsidiaries or destroy all copies of any schedules, statements, documents, source codes, object codes, programs and flowcharts or other written information obtained in connection therewith, including, but not limited to, any materials prepared by FAFCO or its representatives (except for work product encompassed by the attorney-client privilege) containing any such confidential information, except to the extent that such materials contain information confidential to FAFCO, in which case such materials shall not be returned, but destroyed. The Company shall deliver or cause to be delivered to FAFCO such additional instruments, documents, certificates and opinions as FAFCO may reasonably request for the purpose of (i) verifying the information set forth in this Agreement and on any Schedule or Exhibit attached hereto and (ii) consummating or evidencing the transactions contemplated by this Agreement. In the event of termination of this Agreement, the Company Confidentiality Agreement shall remain in full force and effect, unless such Company Confidentiality Agreement is terminated by the Access Agreement, in which case the Access Agreement shall remain in full force and effect.

               (c) In the event of termination of this Agreement, the Company shall keep confidential any material information obtained from FAFCO and its Subsidiaries concerning the FAFCO's and its Subsidiaries' properties, operations and business (unless readily ascertainable from public or published information or trade sources) until the same ceases to be material (or becomes so ascertainable) and, at the request of FAFCO, shall return to FAFCO and its Subsidiaries or destroy all copies of any schedules, statements, documents or other written information obtained in connection therewith, including any materials prepared by the Company or its representatives (except for work product encompassed by the attorney-client privilege) containing any such confidential information, except to the extent that such materials contain information confidential to the Company, in which case such materials shall not be returned, but destroyed. In the event of termination of this Agreement, the FAFCO Confidentiality Agreement shall remain in full force and effect, unless such FAFCO Confidentiality Agreement is terminated by the Access Agreement, in which case the Access Agreement shall remain in full force and effect.

               5.3 Exclusive Dealing. The Company shall not, and shall not permit any of its Subsidiaries to, and the Company and its Subsidiaries shall not authorize or permit any officer, director or employee of, or any financial advisor, attorney, accountant or other advisor or representative retained by, the Company or any of its Subsidiaries to, solicit, initiate, encourage (including by way of furnishing information), endorse or enter into any agreement with respect to, or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal. The Company shall immediately advise FAFCO orally and in writing of any Takeover Proposal or any inquiries or discussions with respect thereto and shall promptly, but in any event within two (2) Business Days of receipt, furnish to FAFCO a copy of any such written proposal or a written summary of any such oral proposal. Neither the Board of Directors of the Company nor any committee thereof shall (a) withdraw or modify, or propose to withdraw or modify, in a manner adverse to FAFCO the approval or recommendation by the Board of Directors of the Company of the Merger or this Agreement or (b) approve or recommend, or propose to approve or recommend, any Takeover Proposal or any other acquisition of outstanding Company Common Shares other than pursuant to the Merger or this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Board of Directors of the Company from (i) furnishing information to or entering into discussions or negotiations with any unsolicited Person or taking any action described in clauses (a) and (b) of the preceding sentence if and only to the extent that the Board of Directors of the Company shall have determined in good faith, that such action is required in the exercise of its fiduciary duties, based upon the written advice of its outside counsel or (ii) complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act.

               5.4 Best Efforts. Until such time as this Agreement is terminated pursuant to Section 9.1, each of the Company, FAFCO and FAFCOSUB shall, and the Company shall cause each of its Subsidiaries to, cooperate and use their respective best efforts to take, or cause to be taken, all appropriate action, and to make, or cause to be made, all filings necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, their respective best efforts to obtain, prior to the Effective Time, all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company, FAFCO and FAFCOSUB as are necessary for consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the Merger; provided, however, that in order to obtain any such consent, approval or authorization no (a) loan agreement or con tract for borrowed money shall be repaid except as currently required by its terms, in whole or in part, (b) contract shall be amended to increase the amount payable thereunder or otherwise to be more burdensome to the Company, FAFCO or FAFCOSUB or (c) Party shall, and no Party shall be required to, commit to any divestiture transaction, agree to sell or hold separate or agree to license to such Party's competitors, before or after the Effective Time, any of FAFCO's, the Company's or their respective Subsidiaries' businesses, product lines, properties or assets, or agree to any changes or restrictions in the operation of such businesses, product lines, properties or assets.



                                    SECTION 6
                         CONDITIONS PRECEDENT TO MERGER

               6.1 Conditions Precedent to Obligations of FAFCO, FAFCOSUB and the Company. The respective obligations of FAFCO and FAFCOSUB, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the satisfaction or waiver (subject to applicable law) at or prior to the Closing Date of each of the following conditions:

               (a) Approval of Company's Shareholders. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the shareholders of the Company in accordance with applicable law and the Company's articles of incorporation and by-laws;

               (b) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or been terminated;

               (c) Statutes; Governmental Approvals. No statute, rule, regulation, executive order, decree or order of any kind shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits the consummation of the Merger; all governmental and other consents and approvals, if any, disclosed on any Schedule attached hereto or necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received, including, without limitation, the Insurance Approvals;

               (d) No Litigation. No temporary or preliminary or permanent injunction or other order issued by a court or other government body or by any public authority to restrain or prohibit or restraining or prohibiting the consummation of the Merger shall be in effect;

               (e) Securities Matters. The SEC shall have declared effective the Registration Statement. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued by the SEC and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement/Prospectus, shall have been initiated or threatened by the SEC; and all requests for additional information on the part of the SEC shall have been complied with to the reasonable satisfaction of the parties hereto;

               (f) Listing. The FAFCO Common Shares to be delivered shall have been listed with the New York Stock Exchange, subject only to official notice of issuance; and

               6.2 Conditions Precedent to Obligations of FAFCO and FAFCOSUB. The obligations of FAFCO and FAFCOSUB to effect the Merger are also subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions:

               (a) Truth of Representations and Warranties. The representations and warranties of the Company contained herein shall be true and accurate in all material respects, in each case at and as of the date of this Agreement and as of the Closing Date (except to the extent a representation or warranty speaks specifically as of an earlier date), and the Company shall have delivered to FAFCO a certificate from the Chief Executive Officer of the Company, dated the Closing Date to such effect;

               (b) Performance of Agreements. All of the agreements of the Company to be performed prior to the Closing pursuant to the terms of this Agreement shall have been duly performed in all material respects as of the Closing Date, and the Company shall have delivered to FAFCO a certificate from the Chief Executive Officer of the Company, dated the Closing Date, to such effect;

               (c) Opinion of Counsel. On the Closing Date, FAFCO shall have received a favorable opinion, dated the Closing Date, of Morgan, Lewis & Bockius LLP, counsel to the Company, in customary form reasonably acceptable to FAFCO;

               (d) Good Standing and Other Certificates. As of the Closing Date, the Company shall have delivered to FAFCO (a) copies of the Company's articles of incorporation including all amendments thereto, certified by the Secretary of State of California, (b) a certificate from the Secretary of State or other appropriate official of the Company's jurisdiction of incorporation to the effect that the Company is in good standing in such jurisdiction and listing all charter documents of the Company on file, (c) a certificate from the Secretary of State or other appropriate official in each State in which the Company is qualified to do business to the effect that the Company is in good standing in such State, (d) a certificate as to the tax status of the Company from the appropriate official in its jurisdiction of incorporation and each state in which the Company is qualified to do business and (e) a copy of the by-laws of the Company, certified by the Secretary of the Company as being true and correct and in effect on the Closing Date;

               (e) No Material Adverse Change. As of the Closing Date, there shall have been no Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, and there shall not have occurred any change or development that would reasonably be expected to have a Material Adverse Effect on the Company;

               (f) Proceedings. As of the Closing Date, the Company shall have delivered to FAFCO certified copies of resolutions duly adopted by the Company's Board of Directors and shareholders, approving the Merger and authorizing the transactions contemplated hereby, and such other or additional instruments, consents, waivers, approvals, endorsements and documents as FAFCO reasonably deems necessary to enable the Merger to be consummated as provided in this Agreement. All other proceedings in connection with the Merger and the other transactions contemplated hereby, and all instruments, consents, waiver, approvals, endorsements and documents referred to hereunder or otherwise incident to such transactions, shall have been obtained and be reasonably satisfactory in form and substance to FAFCO and its counsel;

               (g) Affiliates. As of the date immediately preceding the date that the Registration Statement is filed, FAFCO shall have received from each person that is deemed an "affiliate" of the Company under Rule 145 on the date immediately preceding the date of the filing of the Registration Statement written agreements substantially in the form attached hereto as Exhibit D (each such agreement, a "Rule 145 Letter") and Exhibit E (each such agreement, a "Pooling Letter"), and, in the event that any other Person becomes an affiliate of the Company thereafter, a Rule 145 Letter and a Pooling Letter from such Person, and each such Rule 145 Letter and Pooling Letter shall remain in full force and effect;

               (h) Letters from Accountants. As of the Closing Date and as of the date the Registration Statement is declared effective by the SEC, FAFCO shall have received a letter or letters from PriceWaterhouseCoopers LLP, as independent auditors of FAFCO and the Company, in a form acceptable to FAFCO, to the effect that the Merger qualifies for pooling of interests accounting treatment if consummated in accordance with this Agreement;

               (i) Comfort Letters of Accountants. As of the date the Registration Statement is filed, FAFCO shall have received a letter or letters from PriceWaterhouseCoopers LLP, as independent auditors of FAFCO and the Company, acceptable to FAFCO, and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement; and

               (j) Employment Agreements. Employment agreements, which were executed contemporaneously herewith by Mark A. Speizer and Bruce Cole, in each case together with FAFCO and the Company, shall be in full force and effect.

               6.3 Conditions Precedent to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions:

               (a) Opinion of Counsel. The Company shall have received (i) a favorable opinion, dated the Closing Date, of White & Case LLP, counsel to FAFCO and FAFCOSUB, in customary form reasonably acceptable to the Company and (ii) a written opinion from Morgan, Lewis & Bockius LLP, counsel to the Company, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code;

               (b) Good Standing Certificate. As of the Closing Date FAFCO and FAFCOSUB shall have delivered to the Company (i) copies of the articles of incorporation and certificate of incorporation of FAFCO and FAFCOSUB, respectively, including all amendments thereto, certified by the Secretary of State of the State of California and the Secretary of State of Delaware, respectively and (ii) a certificate from the Secretary of State of the State of California and the Secretary of State of Delaware to the effect that FAFCO and FAFCOSUB, respectively, is in good standing in such State, and listing all charter documents of FAFCO and FAFCOSUB on file;

               (c) Truth of Representations and Warranties. The representations and warranties of FAFCO and FAFCOSUB contained herein shall be true and accurate in all material respects, in each case at and as of the date of this Agreement and as of the Closing Date (except to the extent a representation or warranty speaks specifically as of an earlier date), and FAFCO and FAFCOSUB shall have delivered to the Company a certificate from the President of FAFCO and FAFCOSUB, respectively, dated the Closing Date, to such effect;

               (d) Performance of Agreements. All of the agreements of FAFCO and FAFCOSUB to be performed prior to the Closing pursuant to the terms of this Agreement shall have been duly performed in all material respects, and FAFCO and FAFCOSUB shall have delivered to the Company a certificate, dated the Closing Date, to such effect;

               (e) Proceedings. As of the Closing Date, FAFCO and FAFCOSUB shall have delivered to the Company certified copies of resolutions duly adopted by their respective Boards of Directors and, with respect to FAFCOSUB, its sole shareholder, approving the Merger and authorizing the transactions contemplated hereby, and such other or additional instruments, consents, waivers, approvals, endorsements and documents as the Company reasonably deems necessary to enable the Merger to be consummated as provided in this Agreement. All other proceedings in connection with the Merger and the other transactions contemplated hereby, and all instruments, consents, waiver, approvals, endorsements and documents referred to hereunder or otherwise incident to such transactions, shall have been obtained and be reasonably satisfactory in form and substance to the Company and its counsel;

               (f) No Material Adverse Change. As of the Closing Date there shall have been no Material Adverse Effect on FAFCO and there shall not have occurred any change or development that would reasonably be expected to have a Material Adverse Effect on FAFCO; and

               (g) Fairness Opinion. The Company shall have received an opinion from A.G. Edwards & Sons, Inc., its financial advisor, dated as of the date of the mailing of the Proxy Statement/Prospectus, confirming the opinion referred to in Section 3.29.

                                    SECTION 7
                    COVENANTS RELATING TO SECURITIES MATTERS

               7.1 Proxy Statement/Prospectus; Registration Statement.

               (a) As soon as practicable following the date of this Agreement, FAFCO and the Company shall jointly prepare and FAFCO shall file with the SEC, a registration statement on Form S-4 under the Securities Act (the "Registration Statement"), which will include a proxy statement/prospectus (the "Proxy Statement/Prospectus") describing, among other things, the transactions contemplated by this Agreement. FAFCO and the Company shall also take any action (other than, with respect to FAFCO and the Company, qualifying to do business in any jurisdiction in which they are not now so qualified and, with respect to FAFCO, accounting for the Merger as a "purchase") required to be taken under state blue sky or securities laws in connection with the issuance of FAFCO Common Shares necessary to fulfill the transaction contemplated by this Agreement. FAFCO and the Company shall each furnish the other all information concerning FAFCO and the Company and all such other information required for use in the Proxy Statement/Prospectus and each of FAFCO and the Company shall take such other action as the other may reasonably request in connection with the preparation of the Proxy Statement/Prospectus. FAFCO shall use commercially reasonable efforts to have or to cause the Registration Statement to become effective as promptly as practicable (except that FAFCO shall have no obligation to agree to account for the Merger as a "purchase" in order to cause the Registration Statement to become effective) and shall take all action required under applicable federal or state securities laws in connection with the issuance of FAFCO Common Shares in the Merger (other than qualifying to do business in any jurisdiction in which FAFCO is not now so qualified).

               (b) If at any time prior to the Effective Date any event with respect to FAFCO or the Company or their respective Subsidiaries shall occur which is required at that time to be described in the Proxy Statement/Prospectus, the Party with respect to whom the event occurs shall promptly notify the other Parties, and to the extent required by law, FAFCO will promptly file an amendment or supplement with the SEC and disseminate such amendment to the Company shareholders.

               7.2 Listing. FAFCO shall prepare and submit to the NYSE a listing application covering the FAFCO Common Shares to be issued in the Merger, and shall use its best efforts to cause such shares to be approved for listing and trading on the NYSE prior to the Effective Time, subject to official notice of issuance. Such listing application shall be submitted to the NYSE promptly following the filing of the Registration Statement with the SEC.



                                    SECTION 8
                                 OTHER COVENANTS

               8.1 Shareholder Approval. In order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law:

               (a) promptly furnish a copy of the Proxy Statement/Prospectus to each of its shareholders after the Registration Statement has become effective with the SEC;

               (b) promptly and duly call, give notice of, convene and hold a special meeting of its shareholders (the "Company Shareholder Meeting") for the purpose of voting upon this Agreement and the Merger and the Company agrees that this Agreement and the Merger shall be submitted at such Company Shareholder Meeting; provided, however, that the Company Shareholder Meeting shall not be held on a day earlier than the day that is twenty (20) Business Days after the Proxy Statement/Prospectus has been delivered to the shareholders of the Company; and

               (c) use its reasonable best efforts to obtain the necessary approval of the Merger by its shareholders.

               8.2 HSR Act. FAFCO and the Company shall each, in cooperation with the other, make the required filings in connection with the transactions contemplated by this Agreement under the HSR Act with the FTC and the Antitrust Division, and shall request early termination of the waiting period with respect to such filings. As promptly as practicable from time to time after the date of this Agreement, each Party shall make all such further filings and submissions, and take such further action as may be required in connection therewith (except that no Party hereby commits to any divestiture transaction, agrees to sell or hold separate or agrees to license to such Party's competitors any of their or their respective Subsidiaries' businesses, product lines, properties or assets, or agrees to any changes or restrictions in the operation of such businesses, product lines, properties or assets), and shall furnish the other all information in its possession necessary therefor. FAFCO and the Company shall each notify the other immediately upon receiving any request for additional information with respect to such filings from either the Antitrust Division or the FTC, and the Party receiving the request shall use its reasonable best efforts to comply with such request as soon as possible. Neither such Party shall withdraw any such filing or submission without the written consent of the other.

               8.3 Amended Returns. Except as required by law, the Company shall not file, and shall cause its Subsidiaries to refrain from filing, any Returns with respect to the Company or such Subsidiary without the prior written consent of FAFCO.

               8.4 Directors and Officers Indemnification.

               (a) After the Effective Time, FAFCO will cause the Surviving Corporation to indemnify and hold harmless the present and former officers, directors, employees and agents of the Company and its Subsidiaries (the "Indemnified Parties") in respect of acts or omissions occurring on or prior to the Effective Time to the extent provided under the Company's and its Subsidiaries' articles of incorporation and bylaws or any indemnification agreement with the Company's and its Subsidiaries' officers and directors to which the Company and/or its Subsidiaries is a party, in each case in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

               (b) For six years after the Effective Time, FAFCO will cause the Surviving Corporation to use its best efforts to procure officers' and directors' liability insurance in respect of acts or omissions occurring on or prior to the Effective Time covering each such person currently covered by the Company's and/or its Subsidiaries' officers' and directors' liability insurance policy on terms substantially similar to those of such policy in effect on the date hereof, provided that FAFCO shall not be required to cause the Surviving Corporation to maintain such insurance with respect to a specific officer or director if the premium for obtain such insurance exceeds (i) if the premium for obtaining such insurance exceeds 115% of the amount per annum the Company paid in its last full fiscal year, which amount has been disclosed to FAFCO unless such officer or director pays the Surviving Corporation his or her pro rata share of 50% of such excess premium. If the Surviving Corporation is unable to obtain the insurance required by this Section, it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

               8.5 Pooling Accounting. FAFCO and the Company shall each use their respective best efforts to cause the business combination effected by the Merger to be accounted for as a pooling of interests. Each of the Company and FAFCO shall use its best efforts to cause "affiliates" (as defined in Section 6.2(g)) not to take any action that would adversely affect the ability of FAFCO to account for the business combination to be effected by the Merger as a pooling of interests.

               8.6 Affiliate Agreements. Schedule 8.6, as completed by the Company prior to the Closing, sets forth those persons who may be deemed "affiliates" of the Company within the meaning of Rule 145 promulgated under the Securities Act ("Rule 145"). The Company shall provide FAFCO such information and documents as FAFCO shall reasonably request for purposes of reviewing such list. The Company shall use its best efforts to deliver or cause to be delivered to FAFCO, concurrently with the execution of this Agreement (and in each case prior to the filing of the Registration Statement) from each of the Affiliates of the Company, an executed Rule 145 Letter and a Pooling Letter. FAFCO and FAFCOSUB shall be entitled to place appropriate legends on the certificates evidencing any FAFCO Common Shares to be received by such affiliates of the Company pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for FAFCO Common Shares, consistent with the terms of such Rule 145 Letters.

               8.7 Confidentiality Agreements. The Parties agree that both the Company Confidentiality Agreement and the FAFCO Confidentiality Agreement, unless and until terminated by the Access Agreement, shall be hereby amended to provide that any provision therein which in any manner would be inconsistent with this Agreement or the transactions contemplated hereby shall terminate as of the date hereof. The Parties further agree that the Company Confidentiality Agreement (or, if applicable, those provisions of the Access Agreement obligating FAFCO and its Subsidiaries) shall terminate as of the Effective Time.

               8.8 Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger, each of FAFCO and the Company shall take such actions as are necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on the Merger and such other transactions.

               8.9 Insurance Matters. The Company will furnish FAFCO with such information as FAFCO may reasonably request in connection with any application or notification FAFCO may make to applicable Governmental Entities in connection with the transactions contemplated hereby. The Company will cooperate with FAFCO, to the extent FAFCO may reasonably request, to enable it to make such applications or notifications as promptly as practicable, including without limitation, providing access to any and all employees of the Company. The Company shall, or shall cause each of its Subsidiaries to, perform such other actions to obtain prompt favorable action from any such agency or body as may be reasonably requested by FAFCO. Notwithstanding the foregoing, the Company shall not be required to perform such actions that will require an expenditure of money that is not in the ordinary course of business.

               The Company shall timely deliver to FAFCO copies of all regulatory reports that may be filed with respect to the Company and its Subsidiaries and any material correspondence between the Company or any of its Subsidiaries with any state insurance regulatory authority regarding any of the Company or its Subsidiaries.



                                    SECTION 9
                                   TERMINATION

               9.1 Events of Termination. This Agreement may be terminated at any time prior to the Effective Time (a) by mutual written agreement of the Parties, (b) on or after the 180th day from the date hereof (or such later date as the Parties may have agreed to in writing) by FAFCO, by written notice to the Company, if the conditions set forth in Section 6.1 and Section 6.2 (with the exception of Section 6.2(h) which is provided for in subsection (k) below) hereof shall not have been complied with or performed in any material respect and neither FAFCO nor FAFCOSUB shall have materially breached any of their representations, warranties, covenants or agreements contained herein, (c) by FAFCO, by written notice to the Company, if the Board of Directors of the Company shall have withdrawn or modified in any manner adverse to FAFCO or FAFCOSUB its approval or recommendation of the Merger, (d) on or after the 180th day from the date hereof (or such later date as the Parties may have agreed to in writing) by the Company, by written notice to FAFCO, if the conditions set forth in Section 6.1 and Section 6.3 hereof shall not have been complied with or performed in any material respect and the Company shall not have materially breached any of its representations, warranties, covenants or agreements contained herein, (e) by any of the Parties by written notice to the other Parties if the Effective Time shall not have occurred within one month after the Closing Date, (f) by FAFCO by written notice to the Company, to be received no later than the date that is ten days (provided, however, that for purposes of this Section 5.1(f) November 25, 26, 27, 28 and 29, 1998, December 24, 25, 26,
27, 31, 1998 and January 1, 2 and 3, 1999 shall not constitute a "day") after the later of (i) the date the Chief Executive Officer of the Company shall have delivered to FAFCO the Schedule Certificate and (ii) the date the Access Agreement is executed and delivered by the Company in a form acceptable to FAFCO, if FAFCO is not satisfied with its due diligence review of the Company and its Subsidiaries, or if the Schedule Certificate is not delivered within 30 days of the date of this Agreement, (g) by FAFCO, by written notice to the Company, if the Company fails to call the Company Shareholder Meeting on or prior to the 35th day after the Registration Statement is declared effective by the SEC, (h) by the Company, by written notice to FAFCO, if a Takeover Proposal shall have occurred and the Board of Directors of the Company in connection therewith, after consultation with its legal counsel, withdraws or modifies its approval and recommendation of this Agreement and the transactions contemplated hereby after determining that to cause the Company to proceed with the transactions contemplated hereby would not be consistent with the Board of Directors' fiduciary duty to the shareholders of the Company, (i) by either FAFCO or the Company, by written notice to the other, if prior to the 180th day from the date hereof, a court of competent jurisdiction or other Governmental Entity shall have issued a final, non-appealable order, decree or ruling, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, (j) by either FAFCO or the Company, by written notice to the other, if at the Company Shareholder Meeting (including any adjournment or postponement thereof), the requisite vote of the shareholders of the Company in favor of this Agreement and the Merger shall not have been obtained, (k) by FAFCO, by written notice to the Company, if as of the date the Registration Statement is declared effective by the SEC and as of the Closing Date, PriceWaterhouseCoopers LLP, as independent auditors of FAFCO and the Company, shall not have delivered to FAFCO a letter or letters, in a form acceptable to FAFCO, to the effect that the Merger qualifies for pooling of interests accounting treatment if consummated in accordance with this Agreement, (l) by FAFCO, by written notice to the Company, if, as a condition to receiving the approval of the Merger by either the FTC or the Antitrust Division or as a condition to the expiration or termination of any waiting period under the HSR Act, either FAFCO or the Company shall be required to, or required to agree to,
(i) divest, sell or hold separate or agree to license to such Party's competitors, before or after the Effective Time, any of FAFCO's, the Company's or their respective Subsidiaries' businesses, product lines, properties or assets, (ii) any material changes or material restrictions in the operation of such businesses, product lines, properties or assets or (iii) any changes or restrictions in their respective businesses, product lines, properties, assets or to this Agreement or the transactions contemplated hereby which would prevent FAFCO from accounting for the Merger as a pooling of interests under the Pooling Rules or (m) by the Company, by written notice to FAFCO, if A.G. Edwards & Sons, Inc., the Company's financial advisor, shall not have delivered to the Company an opinion, dated the date of mailing of the Proxy Statement/Prospectus, confirming the opinion referred to in Section 3.29.

               9.2 Effect of Termination. In the event that this Agreement shall be terminated pursuant to Section 9.1, all further obligations of the Parties hereto under this Agreement (other than pursuant to Sections 5.2(b) (Review of the Company), 11.2 (Expenses) and 11.5 (Publicity) which shall continue in full force and effect) shall terminate without further liability or obligation of any Party to any other Party hereunder; provided, however, that no Party shall be released from liability hereunder if this Agreement is terminated and the transaction abandoned by reason of (a) the willful failure of such Party to have performed its obligations hereunder and (b) any knowing misrepresentation made by such Party regarding any matter set forth herein.

                                   SECTION 10
                         NONSURVIVAL OF REPRESENTATIONS

               10.1 Non-Survival of Representations. Except for covenants and agreements which, by their terms, are to be performed after the Effective Time, all representations, warranties, covenants and agreements of the Parties in this Agreement shall not survive the Effective Time, and thereafter no Party hereto and no Subsidiary, officer, director or employee of any such Party, or any Subsidiary of such Party, shall have any liability whatsoever with respect to any such representation, warranty or agreement except for liabilities arising from intentional fraud, willful (tortious or illegal) misconduct or criminal acts.



                                   SECTION 11
                                  MISCELLANEOUS

               11.1 Knowledge. Except as otherwise set forth herein, where any representation or warranty contained in this Agreement is expressly qualified by reference to the best knowledge, information and belief of (a) the Company, the Company confirms that its chief executive officer, president, principal accounting officer and general counsel has made due and diligent inquiry as to the matters that are the subject of such representations and warranties or (b) FAFCO, FAFCO confirms that its president, chief financial officer and general counsel has made due and diligent inquiry as to the matters that are the subject of such representations and warranties.

               11.2 Expenses.

               (a) Except as provided in 11.2(b), the Parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement and the documents described herein, including, without limitation, the fees and expenses of their respective counsel, auditors and financial advisers.

               (b) FAFCO shall pay all expenses associated directly with the filing of the Registration Statement, the filing required under the HSR Act, the filing of the listing application described in Section 7.4 and the printing and mailing of the Prospectus/Proxy Statement, except, for the avoidance of doubt, in the event the Effective Time does not occur, FAFCO shall not be required to pay the fees and expenses of the Company's counsel, auditors and financial advisors associated with the preparation or review of any of the foregoing.

               11.3 Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of California applicable to agreements executed and to be performed solely within such State.

               11.4 Jurisdiction; Agents for Service of Process. Any judicial proceeding brought against any of the Parties to this Agreement on any dispute arising out of this Agreement or any matter related hereto may be brought in the courts of the State of California, or in the United States District Court for the Central District of California, and, by execution and delivery of this Agreement, each of the Parties to this Agreement accepts the exclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.

               11.5 Publicity. Except as otherwise required by law, neither FAFCO nor the Company shall issue any press release or make any other public statement, in each case relating to, connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior consent of the other to the contents and the manner of presentation and publication thereof, which consent shall not be unreasonably or untimely withheld.

               11.6 Notices. Any notice or other communication required or permitted under this Agreement shall be sufficiently given if delivered in person or sent by facsimile or by registered or certified mail, postage prepaid, addressed as follows:

if to FAFCO or FAFCOSUB, to:

               The First American Financial Corporation
               114 East Fifth Street
               Santa Ana, California  92702
               Telephone:    714-558-3211
               Facsimile:    714-647-2242
               Attention:    Parker S. Kennedy

with a copy to:

               White & Case LLP
               633 West Fifth Street, Suite 1900
               Los Angeles, California  90071
               Telephone:    213-620-7700
               Facsimile:    213-687-0758
               Attention:    Neil W. Rust

if to the Company, to:

               National Information Group
               395 Oyster Point Boulevard, Suite 500
               San Francisco, California  94080
               Telephone:    650-872-6772
               Facsimile:    650-872-4777
               Attention:    Mark A. Speizer

with a copy to:

               Morgan, Lewis & Bockius LLP
               300 S. Grand Avenue, Suite 2200
               Los Angeles, California  90071
               Telephone:    213-612-2630
               Facsimile:    213-612-2554
               Attention:    John F. Hartigan
or such other address or number as shall be furnished in writing by any such Party, and such notice or communication shall, if properly addressed, be deemed to have been given as of the date so delivered, sent by facsimile or three business days after deposit into the U.S. mail postage prepaid.

               11.7 Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any Party hereto. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

               11.8 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

               11.9 Entire Agreement. This Agreement and the other documents referred to herein which form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter. The Parties acknowledge and agree that there are no, and there shall not be any, oral agreements between or among any of the Parties and that for any agreement to be binding such agreement must be in a writing executed by each Party.

               11.10 Amendments. This Agreement may be amended by the Parties, by action taken or authorized by their respective Board of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of FAFCOSUB and the Company, but, after any such approval by such shareholders, no amendment shall be made which by law requires further approval by such shareholders without such further approval. Any such amendment may not be made orally, but only by an agreement in writing signed by FAFCO, FAFCOSUB and the Company.

               11.11 Extension; Waiver. At any time prior to the Effective Time, the Parties may, to the extent legally allowed, (i) extend the time for performance of any of the obligations or other acts of the other parties hereto contained here, (ii) waive any inaccuracies in the representations and warranties of the other Parties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions of the other Parties contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party.

               11.12 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

               11.13 Third Party Beneficiaries. Except as expressly provided herein, each Party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the Parties hereto and the shareholders of the Company.

               IN WITNESS WHEREOF, each of FAFCO, FAFCOSUB and the Company has caused its corporate name to be hereunto subscribed by its officer thereunto duly authorized, all as of the day and year first above written.

                                    THE FIRST AMERICAN FINANCIAL CORPORATION





                                    By____________________________
                                      Name:  Parker S. Kennedy
                                      Title:  President

                                    PEA SOUP ACQUISITION CORP.





                                    By____________________________
                                      Name:  Parker S. Kennedy
                                      Title:  President

                                    NATIONAL INFORMATION GROUP





                                    By____________________________
                                      Name:  Mark A. Speizer
                                      Title: Chairman and Chief Executive
                                             Officer